                                                                    EXHIBIT 10.1

                                   ----------

                            ASSET PURCHASE AGREEMENT

                                   ----------

                                     BETWEEN

                             AMI SEMICONDUCTOR, INC.

                             EMMA MIXED SIGNAL C.V.

                         AMI SEMICONDUCTOR ISRAEL, LTD.

                               AMIS HOLDINGS, INC.

                                       AND

                         FLEXTRONICS SEMICONDUCTOR, INC.

                       FLEXTRONICS INTERNATIONAL USA, INC.

                      FLEXTRONICS SEMICONDUCTOR LTD. (UK),

                         FLEXTRONICS SEMICONDUCTOR LTD.,

                         PERIPHERAL IMAGING CORPORATION,

                            KMOS SEMICONDUCTOR, INC.,

                     FLEXTRONICS SEMICONDUCTOR DESIGN, INC.

                                September 9, 2005

                                TABLE OF CONTENTS

                                    ARTICLE 1
                                 INTERPRETATION

1.1    Defined Terms.......................................................    3
1.2    Currency............................................................   10
1.3    Sections and Headings...............................................   10
1.4    Rules of Construction...............................................   11
1.5    Accounting Principles...............................................   11
1.6    Entire Agreement....................................................   11
1.7    Time of Essence.....................................................   12
1.8    Applicable Law......................................................   12
1.9    Knowledge...........................................................   12
1.10   Amendment and Waivers...............................................   12
1.11   Severability........................................................   12

                                    ARTICLE 2
                      PURCHASE AND SALE OF PURCHASED ASSETS

2.1    Purchased Assets....................................................   13
2.2    Excluded Assets.....................................................   15

                                    ARTICLE 3
                                 PURCHASE PRICE

3.1    Purchase Price......................................................   16
3.2    Closing Date Payment................................................   16
3.3    Escrow..............................................................   17
3.4    Allocation of Purchase Price; Transfer Taxes........................   17
3.5    Working Capital Adjustment..........................................   18

                                    ARTICLE 4
                                   LIABILITIES

4.1    Assumption of Certain Liabilities by the Purchasers.................   19
4.2    Excluded Liabilities................................................   20

                                    ARTICLE 5
           REPRESENTATIONS AND WARRANTIES OF THE VENDORS AND FLEX USA

5.1    Organization........................................................   20
5.2    Authorization.......................................................   21
5.3    No Other Agreements to Purchase.....................................   21
5.4    No Violation........................................................   21
5.5    Sufficiency of Purchased Assets.....................................   21
5.6    Title to Personal Property..........................................   22

5.7    Real Property Leases................................................   22
5.8    Leased Property.....................................................   22
5.9    Inventories.........................................................   23
5.10   Accounts Receivable.................................................   24
5.11   Intellectual Property...............................................   24
5.12   Insurance...........................................................   26
5.13   No Expropriation....................................................   26
5.14   Agreements and Commitments..........................................   26
5.15   Compliance with Laws; Governmental Authorizations...................   27
5.16   Consents and Approvals..............................................   27
5.17   Books and Records...................................................   27
5.18   Litigation..........................................................   27
5.19   No Liabilities......................................................   28
5.20   Absence of Changes..................................................   28
5.21   Non-Arm's Length Transactions.......................................   29
5.22   Tax Matters.........................................................   29
5.23   No Collective Bargaining Contracts, etc.............................   30
5.24   Customers and Suppliers.............................................   30
5.25   Product Warranties..................................................   30
5.26   Environmental.......................................................   31
5.27   Brokerage...........................................................   31
5.28   WARN Act............................................................   32
5.29   Solvency............................................................   32
5.30   Employee Plans......................................................   32
5.31   Full Disclosure.....................................................   32
5.32   Accuracy of Certain Data With Respect to the System-on-a-Chip
       Portion of the Purchased Business...................................   33

                                    ARTICLE 6
       REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS AND AMIS PARENTCO

6.1    Organization........................................................   33
6.2    Authorization.......................................................   33
6.3    No Violation........................................................   33
6.4    Consents and Approvals..............................................   34
6.5    Injunctions, Orders.................................................   34
6.6    Financing...........................................................   34

                                    ARTICLE 7
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

7.1    Survival of Representations and Warranties..........................   34

                                    ARTICLE 8
                                    COVENANTS

8.1    Access to the Purchased Business and Purchased Assets...............   34
8.2    Delivery of Books and Records.......................................   35
8.3    Use of Names........................................................   36
8.4    Conduct of Purchased Business Prior to Closing......................   36
8.5    Delivery of Conveyancing Documents..................................   38
8.6    Delivery of Closing Documentation...................................   38
8.7    Consents to Assignment..............................................   39
8.8    Regulatory Approvals................................................   40
8.9    Actions by the Purchasers...........................................   40
8.10   Agreement Regarding Certain Royalties...............................   41

                                    ARTICLE 9
                                EMPLOYEE MATTERS

9.1    Offers of Employment................................................   41
9.2    Offered Employees...................................................   42
9.3    Transferred Employees...............................................   44
9.4    Employee Accruals...................................................   45
9.5    Employee Information................................................   45
9.6    Severed Non-Offered Employee Severance Costs........................   45
9.7    Termination of Employees............................................   46
9.8    No Hire; No Compete.................................................   46

                                   ARTICLE 10
                              CONDITIONS OF CLOSING

10.1   Mutual Conditions Precedent.........................................   47
10.2   Conditions of Closing in Favor of the Purchasers and AMIS
       Parentco............................................................   48
10.3   Conditions of Closing in Favor of the Vendors and Flex USA..........   49

                                   ARTICLE 11
                     CLOSING DATE AND TRANSFER OF POSSESSION

11.1   Place of Closing....................................................   50
11.2   Transfer............................................................   50
11.3   Further Assurances..................................................   51
11.4   Risk of Loss........................................................   51

                                   ARTICLE 12
                                 INDEMNIFICATION

12.1   Indemnification by the Vendors and Flex USA.........................   51
12.2   Indemnification by the Purchasers and AMIS Parentco.................   53

12.3   Notice of Claim.....................................................   53
12.4   First Party Claims..................................................   54
12.5   Third Party Claims..................................................   54
12.6   Cooperation.........................................................   55
12.7   Indemnification Threshold...........................................   55
12.8   Computation of Losses...............................................   55
12.9   Exclusivity and Limitations on Liability............................   56

                                   ARTICLE 13
                                  MISCELLANEOUS

13.1   Dispute Resolution; Waiver of Jury Trial............................   56
13.2   Notices.............................................................   59
13.3   Construction........................................................   61
13.4   Public Announcement.................................................   61
13.5   Expenses............................................................   61
13.6   Successors and Assigns..............................................   61
13.7   Intellectual Property License.......................................   62
13.8   Counterparts........................................................   62

                                    SCHEDULES

Schedule 1.9       -   Senior Managers
Schedule 2.1(a)    -   Machinery and Equipment
Schedule 2.1(b)    -   Transferred Leases
Schedule 2.1(c)    -   Vehicles
Schedule 2.1(d)    -   Vehicle Leases
Schedule 2.1(h)    -   Assigned Contracts
Schedule 2.1(i)    -   Intellectual Property
Schedule 2.1(j)    -   Assigned Third Party Software Licenses
Schedule 2.2(e)    -   Non-Assigned Contracts
Schedule 2.2(p)    -   Other Assets
Schedule 3.3       -   Form of Escrow Agreement
Schedule 3.4       -   Allocation of Purchase Price
Schedule 3.5(a)    -   Working Capital Calculation
Schedule 6.4       -   Required Consents of the Purchasers and AMIS Parentco
Schedule 9.1(a)    -   Employees
Schedule 9.1(b)    -   Offered Employees
Schedule 9.1(c)    -   Non-Offered Employees and Lesser Offered Employees
Schedule 9.3(a)    -   Vendor Employee Plans
Schedule 9.3(c)    -   Absent Transferred Employees
Schedule 9.8       -   Certain Affiliates
Schedule 10.2(c)   -   Required Consents

                            ASSET PURCHASE AGREEMENT

          THIS AGREEMENT is made the 9th day of September, 2005, between the following entities (the "parties"):

               AMI SEMICONDUCTOR, INC.,

               a corporation existing under the laws of the State of Delaware, (hereinafter referred to as "AMI Semi" or a "Purchaser" and collectively with AMI Semiconductor Israel Ltd. and Emma Mixed Signal C.V. referred to as the "Purchasers"),

                                             -and-

               AMI SEMICONDUCTOR ISRAEL LTD.,

               a corporation existing under the laws of Israel, (hereinafter referred to as "AMI Israel" or a "Purchaser" and collectively with AMI Semi and Emma Mixed Signal C.V. referred to as the "Purchasers"),

                                             -and-

               EMMA MIXED SIGNAL C.V.

               a limited partnership organized under the laws of the Netherlands, (hereinafter referred to as "Emma" or a "Purchaser" and collectively with AMI Semi and AMI Israel, referred to as the "Purchasers"),

                                             -and-

               AMIS HOLDINGS, INC.,

               a corporation existing under the laws of the State of Delaware, (hereinafter referred to as "AMIS Parentco"),

               -AND-

               FLEXTRONICS SEMICONDUCTOR, INC.,

               a corporation existing under the laws of the State of Delaware,

               (hereinafter referred to as the "FlexSemi" and together with KMOS, PIC, FlexSemi UK, FlexSemi Israel and Flex Semi Design, the "Vendors" and each a "Vendor"),

                                             -and-

               FLEXTRONICS SEMICONDUCTOR LTD. (UK) , a corporation existing under the laws of the United Kingdom (hereinafter referred to as "FlexSemi UK" and together with KMOS, PIC, FlexSemi, FlexSemi Israel and Flex Semi Design, the "Vendors" and each a "Vendor"),

                                             -and-

               FLEXTRONICS SEMICONDUCTOR LTD.,

               a corporation existing under the laws of the Israel (hereinafter referred to as "FlexSemi Israel" and together with KMOS, PIC, FlexSemi UK, FlexSemi and Flex Semi Design, the "Vendors" and each a "Vendor"),

                                             -and-

               PERIPHERAL IMAGING CORPORATION,

               a corporation existing under the laws of State of California (hereinafter referred to as "PIC" and together with KMOS, FlexSemi, FlexSemi UK, FlexSemi Israel and Flex Semi Design, the "Vendors" and each a "Vendor"),

                                             -and-

               KMOS SEMICONDUCTOR, INC.,

               a corporation existing under the laws of Delaware (hereinafter referred to as "KMOS" and together with FlexSemi, PIC, FlexSemi UK, FlexSemi Israel and Flex Semi Design, the "Vendors" and each a "Vendor"),

                                             -and-

               FLEXTRONICS SEMICONDUCTOR DESIGN, INC.,
               a corporation existing under the laws of Tennessee (hereinafter referred to as "Flex Semi Design" and together with KMOS, PIC, FlexSemi UK, FlexSemi Israel and FlexSemi, the "Vendors" and each a "Vendor"),

                                             -and-

               FLEXTRONICS INTERNATIONAL USA, INC.

               a corporation existing under the laws of the State of Delaware (hereinafter referred to as "Flex USA").

          THIS AGREEMENT WITNESSES THAT, in consideration of the respective covenants, agreements, representations, warranties and indemnities of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree as follows:

                                    ARTICLE 1
                                 INTERPRETATION

     1.1  DEFINED TERMS

          For the purposes of this Agreement, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

     "AFFILIATE" means, in relation to any person, any other person that directly or indirectly controls, that is directly or indirectly controlled by, or that is under the direct or indirect common control of, such person; provided, however, that (a) where one person controls another person, any other person controlled by the first such person shall be deemed to be an Affiliate of the second such person; and (b) any corporation in respect of which any person owns beneficially, directly or indirectly, not less than 50% of such corporation's voting securities, shall be deemed to be an Affiliate of such person (for purposes hereof, "control" means, in respect of any person, the power or authority to direct, or cause the direction of, directly or indirectly, the management, policies or actions of any other person, whether through the ownership of equity securities or voting securities or by contract or otherwise);

     "AGGREGATE OPTION HOLDBACK AMOUNT" has the meaning set out in Section
     9.2(c);

     "ANCILLARY AGREEMENTS" means the Escrow Agreement dated September 9, 2005 between FlexSemi and AMI Semi and the Transition Services Agreement dated September 9, 2005 between Flex USA and AMI Semi.

     "ASSIGNED AGREEMENTS" has the meaning set out in Section 5.14;

     "ASSIGNED CONTRACTS" has the meaning set out in Section 2.1(h);

     "ASSIGNED THIRD PARTY SOFTWARE LICENSES" has the meaning set out in Section 2.1(j);

     "ASSUMED LIABILITIES" has the meaning set out in Section 4.1;

     "BOOKS AND RECORDS" has the meaning set out in Section 2.1(l);

     "BUSINESS DAY" means a day, other than a Saturday or a Sunday, on which banks are open for ordinary banking business in San Jose, California;

     "CASH ASSETS" means cash, and highly liquid short-term investments with original maturities of ninety (90) days or less, of the Vendors.

     "CLAIM" means any claim, action, demand, lawsuit or legal proceeding;

     "CLEANUP" means any investigation, containment, cleanup, removal or other remediation or corrective action;

     "CLOSING DATE" means such date that is the second Business Day after the satisfaction or waiver of each of the conditions set forth in Article 10, or such other date as the parties may mutually agree;

     "CLOSING FINANCIAL STATEMENTS" has the meaning set out in Section 3.5(a);

     "CONTAMINANT" has the meaning set out in Section 5.11(k);

     "CONTRACT" means any agreement, indenture, contract, lease, deed of trust, license, option, instrument or other commitment, whether written or oral;

     "DISCLOSURE LETTER" has the meaning set out in the introductory paragraph to Article 5;

     "DISABLING CODE" has the meaning set out in Section 5.11(k);

     "EFFECTIVE TIME" means 11:59 p.m. on the Closing Date;

     "EFFECTIVE TIME WORKING CAPITAL" has the meaning set out in Section 3.5(a);

     "EMPLOYEE BENEFIT PLANS" means all employee pension benefit plans, as defined in Section 3(2) of ERISA, employee welfare benefit plans, as defined in Section (3)(1) of ERISA, and any deferred compensation, performance, bonus, incentive, vacation pay, holiday pay, severance, insurance, retirement, excess benefit, fringe benefit or other plan, trust or arrangement, whether or not covered by ERISA, whether written or oral, for the benefit of the Employees;

     "EMPLOYEES" has the meaning set out in Section 9.1(a).

     "ENCUMBRANCE" means any encumbrance, lien, charge, hypothecation, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, right of set-off, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege or any Contract to create any of the foregoing, other than Permitted Encumbrances;

     "ENVIRONMENTAL LAWS" means all federal, municipal and local laws, ordinances, by-laws, codes, statutes, rules and regulations, orders, directives, decrees or judgments rendered by any Governmental Authority, relating to (i) the protection of the environment; (ii) pollution; (iii) the Release, threatened Release, Cleanup or manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Substances; or (iv) worker and public health and safety;

     "ENVIRONMENTAL PERMITS" means all licenses, permits, approvals, consents, certificates, registrations or other authorizations required under Environmental Laws;

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended;

     "ESCROW AGENT" means Wells Fargo Bank, N.A.;

     "ESCROW AGREEMENT" has the meaning set out in Section 3.3;

     "ESCROW AMOUNT" has the meaning set out in Section 3.2(a);

     "EXCLUDED ASSETS" has the meaning set out in Section 2.2;

     "EXCLUDED LIABILITIES" has the meaning set out in Section 4.2;

     "FINANCIAL STATEMENTS" means for Flex Semi the audited consolidated statement of net assets acquired, statement of revenues and direct and allocated expense, including footnotes, for fiscal year ended March 31, 2005;

     "FIRST PARTY CLAIM" has the meaning set out in Section 12.3;

     "GAAP" means generally accepted accounting principles in the United States as recommended from time to time by the Financial Accounting Standards Board or any successor institute.

     "GOVERNMENTAL AUTHORITY" means any national, federal, state, county, municipal, district or local government or government body, or any public administrative or regulatory agency, political subdivision, commission, court, board or body, or representative of any of the foregoing, foreign or domestic, of, or established by any such government or government body which has authority in respect of a particular matter or any quasi-governmental body having the right to exercise any regulatory authority thereunder;

     "HAZARDOUS SUBSTANCES" means any substances, chemicals, materials or wastes that are toxic or hazardous or any pollutant or contaminant which is now or hereafter restricted, regulated, prohibited or penalized by any Environmental Laws; "Hazardous Substances" specifically includes asbestos-containing materials, radioactive materials and petroleum and its fractions;

     "INDEMNIFIED PARTY" means a person seeking indemnification as set out in
     Section 12.3;

     "INDEMNIFYING PARTY" means a person providing indemnification as set out in
     Section 12.3;

     "INTELLECTUAL PROPERTY" means industrial and intellectual property, including all:

     (a) trade secrets, confidential information and confidential know-how, including all unpatented inventions, customer and supplier lists, formulae, processes, technology, inventor's notes, unpublished studies and data, research designs, research results and notes, prototypes, drawings, design and construction specifications, production, operating and quality control manuals, marketing strategies, and current or proposed business opportunities;

     (b)  copyrights, including all copyrights in the software;

     (c)  industrial designs, design patents and other designs;

     (d)  integrated circuit topography rights;

     (e)  patents; and

     (f) trade-marks, including both registered and unregistered trade-marks and service marks, designs, logos, indicia, distinguishing guises, trade dress, trade names, business names, internet domain names, any other source or business identifiers and fictitious characters, and all goodwill associated with the foregoing, and all registrations, applications for registration, reissues, extensions, renewals, divisions, continuations, continuations-in-part, proprietary information, documentation, licenses, registered user agreements and other agreements relating to the foregoing;

     "ISRAELI TRANSFERRED EMPLOYEE ACCRUALS" has the meaning set out in Section 2.1(n);

     "LEASES" has the meaning set out in Section 5.7;

     "LEASED PROPERTY" has the meaning set out in Section 5.7;

     "LESSER OFFERED EMPLOYEE" has the meaning set out in Section 9.1(c);

     "LOSSES", in respect of any matter, means all Claims, demands, proceedings, losses, damages, obligations, liabilities, deficiencies, fines, costs and expenses (including all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising, directly or indirectly, as a result of such matter, provided however that, notwithstanding anything herein to the contrary, the term "Losses" shall in no event include amounts recoverable as lost profits or based on a multiple of earnings, incidental damages, indirect damages, special damages, punitive damages or consequential damages;

     "MATERIAL ADVERSE EFFECT" with respect to the Purchased Business means any change, event, violation, inaccuracy, circumstance or effect (each, an "Effect") that, individually or taken together with all other Effects, is, or is reasonably likely to be, materially adverse in relation to the condition (financial or otherwise), properties, assets, liabilities, operations, or results of operations of the Purchased Business except to the extent that such Effect results from (i) changes in general economic conditions, (ii) changes affecting the industry in which the Purchased Business is operated (provided that such changes do not affect the Purchased Business in a substantially disproportionate manner), (iii) actions not taken by any Vendor pursuant to Section 8.4 due to AMI Semi unreasonably withholding its consent following a request from such Vendor to AMI Semi to undertake such actions, or (iv) the public announcement or pendency of the transactions contemplated hereby;

     "NON-OFFERED EMPLOYEE" has the meaning set out in Section 9.1(c);

     "OFFERED EMPLOYEES" has the meaning set out in Section 9.1(b);

     "OPTION HOLDBACK AMOUNT" has the meaning set out in Section 9.2(c);

     "PERMITS" has the meaning set out in Section 5.15;

     "PERMITTED ENCUMBRANCES" means: (A) statutory liens for taxes that are not yet due and payable or liens for taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established;
     (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance or similar programs mandated by applicable law; (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (E) liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods; and (F) non-exclusive object code licenses of software by any Vendor in the ordinary course of its business;

     "PERSON" means an individual, firm, corporation, limited liability company, syndicate, partnership, trust, association, joint venture, unincorporated organization, Governmental Authority or other legal or business entity;

     "PREMISES" has the meaning set out in Section 5.8;

     "PURCHASE PRICE" has the meaning set out in Section 3.1;

     "PURCHASED ASSETS" has the meaning set out in Section 2.1;

     "PURCHASED BUSINESS" means the business carried on by any Vendor prior to the Effective Time utilizing the Purchased Assets, consisting primarily of the design and sale of mixed signal application specific integrated circuits ("ASICs"), the design of CMOS-based contact image sensor chips and modules using active-pixel array technology, and digital ASICs and field programmable gate arrays to ASIC conversion services but excluding the business of designing, developing and marketing Bluetooth(R) solutions focused on wireless and mobile printing including the IntelliBLUE(TM) BIC2102 Application Processor, and Class 1 and Class 2 modules for Bluetooth(R) applications.

     "REGISTERED INTELLECTUAL PROPERTY" means all United States and foreign: (i) patents and patent applications (including provisional applications), (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks,
     (iii) registered copyrights and applications for copyright registration, and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, or registered or filed in the name of, any Vendor.

     "REIMBURSABLE SEVERANCE COSTS" means for each Severed Non-Offered Employee, the corresponding amount set forth in Schedule 9.1(c), but only to the extent that such amount is actually paid by a Vendor or Flex USA or an Affiliate of a Vendor of Flex USA to such Severed Non-Offered Employee as described in Section 9.6 of this Agreement;

     "REIMBURSABLE SEVERANCE COST ACCOUNTING" has the meaning set out in Section 9.6;

     "RELEASE" means any release, spill, emission, discharge, disposal, dispersal, leaching or migration into the indoor or outdoor environment;

     "RIGHTS" has the meaning set out in Section 8.7;

     "SEVERED NON-OFFERED EMPLOYEE" means an Employee (a) who is listed in
     Schedule 9.1(c) and who does not become a Transferred Employee at the Closing, (b) whose employment with a Vendor or any Affiliate of such Vendor or Flex USA is terminated for reasons other than cause by such Vendor, such Affiliate or Flex USA after June 13,

     2005 and within 45 days following the Closing Date (or with respect to an Employee who is referenced in the Transition Services Agreement, the date such Employee's transition service period ends as set forth in the Transition Services Agreement), (c) whose termination was not as a result of the employee's voluntary resignation, retirement, death, disability, and
     (d) no less than 90% of whose employment responsibilities for the period from May 11, 2005 through the date of termination consisted of performing duties for the Purchased Business.

     "SYSTEMS" means: (a) all computer systems, hardware, equipment and peripherals and all computer software and files included in the Purchased Assets, including the Assigned Third Party Software Licenses; and (b) all process controls, environmental controls and any other support systems included in the Purchased Assets which employs, stores or processes date/time information in electronic form, which are used by any Vendor in the operation of the Purchased Business as currently carried on by such Vendor and that are owned or controlled by such Vendor;

     "TAX" or "TAXES" means all taxes, charges, fees, levies or other assessments, including all income, capital, sales, use, transfer, goods and services, franchise, withholding, social security, payroll, premium, employment, health, education, excise, business, property or other taxes, customs duties, surtaxes, fees, assessments, assessments as required insurance (such as workers' compensation insurance), late filing or payment penalties, charges or governmental or statutory imposts of any kind whatsoever imposed by any Governmental Authority or other taxing authority, together with any interest, penalty, fine or other amount on, or in lieu of non-collection of, late payment of or otherwise in respect of, such taxes;

     "THIRD PARTY ASSETS" means any assets included within the Purchased Assets that are not owned by the Vendors as of the Effective Time, including without limitation all third party Intellectual Property, real property, or other assets licensed to the Vendors pursuant to the Assigned Agreements;

     "THIRD PARTY CLAIM" has the meaning set out in Section 12.3;

     "TIME OF CLOSING" means 10:00 a.m. (Pacific Standard Time) on the Closing Date, or such other time on the Closing Date as Flex USA and the Purchasers may mutually determine;

     "TRANSFERRED EMPLOYEES" has the meaning set out in Section 9.3(a);

     "TRANSFERRED INTELLECTUAL PROPERTY" has the meaning set out in Section 5.11(b);

     "TRANSFERRED LEASED PROPERTY" means each of the leased facilities of the Vendors that are listed on Schedule 2.1(b) hereto;

     "TRANSFERRED LEASES" has the meaning set out in Section 2.1(b);

     "TRANSITION SERVICES AGREEMENT" means that Transition Services Agreement executed by and between Flex USA and AMI Semi on or about the date of this Agreement;

     "UNRESOLVED CLAIMS" has the meaning set out in Section 3.3;

     "VENDOR EMPLOYEE PLANS" has the meaning set out in Section 9.3(a);

     "VENDOR LESSEE" has the meaning set out in Section 5.8;

     "VENDOR PRODUCTS" means all products of the Purchased Business sold by the Purchased Business or its distributors or agents prior to the Time of Closing but excluding any products relating to or arising out of the Product Development and License Agreement between FlexSemi and eASIC Corporation and any other products the design, sale or manufacture of which are dependent upon rights arising from the Contracts set out in Schedule 2.2(e);

     "WARN ACT" has the meaning set out in Section 5.28.

     "WARRANTY RESERVE LIMITATION" has the meaning set out in Section 4.1(d).

     "WORKING CAPITAL" means, as of any date, all current assets except Cash Assets and deferred taxes, less all assumed liabilities hereunder, as recorded on the balance sheet, in each case as determined in accordance with GAAP consistently applied, excluding both Excluded Assets and Excluded Liabilities. Using this methodology, the Working Capital of the Purchased Business as of March 31, 2005 was $14,825,000. This calculation is further set out in Schedule 3.5. Notwithstanding the foregoing, if the Financial Statements reflect any change in the basis of accounting for any item from that reflected in Schedule 3.5 that would affect the calculation of Working Capital, then the Working Capital amount set forth above and in Section 3.5(b) shall be correspondingly adjusted.

     "WORKING CAPITAL ADJUSTMENT" has the meaning set out in Section 3.5(b); and

     "WORKING CAPITAL PAYOR" has the meaning set out in Section 3.5(b).

     1.2  CURRENCY

          Unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in United States dollars.

     1.3  SECTIONS AND HEADINGS

          The division of this Agreement into Articles, Sections and Schedules and the insertion of headings and an index are for convenience of reference only and shall not affect the construction or the interpretation of this Agreement. Unless otherwise specified herein, any reference in this Agreement to an Article, Section or Schedule refers to the specified Article,

Section of or Schedule to this Agreement. In this Agreement, the terms "this Agreement", "hereof", "herein", "hereunder" and similar expressions refer to this Agreement and not to any particular part, Article, Section or other provision hereof.

     1.4  RULES OF CONSTRUCTION

          In this Agreement:

     (a) words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa;

     (b) the words "include", "includes" and "including" means "include", "includes" or "including", in each case, "without limitation";

     (c) reference to any agreement, indenture or other instrument in writing means such agreement, indenture or other instrument in writing as amended, modified, replaced or supplemented from time to time;

     (d) reference to any statute shall be deemed to be a reference to such statute as amended, re-enacted or replaced as of the date of this Agreement;

     (e) if there is any conflict or inconsistency between the provisions contained in the body of this Agreement and those of any Schedule, the provisions contained in the body of this Agreement shall prevail;

     (f) time periods within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; and

     (g) whenever any payment to be made or action to be taken hereunder is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next following Business Day.

     1.5  ACCOUNTING PRINCIPLES

          In this Agreement, accounting terms that are not defined herein shall be construed in accordance with GAAP.

     1.6  ENTIRE AGREEMENT

          This Agreement, together with the attached Schedules and the documents and instruments specifically contemplated to be entered into or delivered in connection herewith, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral (including the letter of intent dated June 13, 2005). There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided or as provided in other documents executed and delivered by the parties in connection herewith.

     1.7  TIME OF ESSENCE

          Time shall be of the essence of this Agreement.

     1.8  APPLICABLE LAW

          This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the State of California without reference to the conflict of laws principles thereof.

     1.9  KNOWLEDGE

          Where any matter is stated to be within the Vendors' or any Vendor's knowledge in this Agreement, such Vendor shall be deemed for purposes of this Agreement to have the knowledge of the relevant facts that those senior managers of the Purchased Business listed in Schedule 1.9 would reasonably be expected to have after reasonable inquiry. Where any matter is stated to be within a Purchaser's knowledge in this Agreement, the Purchaser shall be deemed for purposes of this Agreement to have the knowledge of the relevant facts that those senior managers of the Purchaser listed in Schedule 1.9 would reasonably be expected to have after reasonable inquiry.

     1.10 AMENDMENT AND WAIVERS

          No amendment or waiver of any provision of this Agreement shall be binding on a party hereto unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, and no waiver shall constitute a continuing waiver unless otherwise provided.

     1.11 SEVERABILITY

          If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct. To the extent that any such provision is found to be invalid, illegal or unenforceable, the parties hereto shall act in good faith to substitute for such provision, to the extent possible, a new provision with content and purpose as close as possible to the provision so determined to be invalid, illegal or unenforceable.

                                    ARTICLE 2
                      PURCHASE AND SALE OF PURCHASED ASSETS

     2.1  PURCHASED ASSETS

          On the terms and subject to the conditions of this Agreement and subject to any restrictions on assignment or transfer as are set forth in
Schedule 5.16 to the Disclosure Letter, each Vendor hereby agrees to sell, assign and transfer to the Purchasers and the Purchasers hereby agree to purchase from each Vendor, effective as of the Effective Time, all of the property and assets owned, and other rights held, by such Vendor whether tangible or intangible and of every kind and description and wheresoever situate that is primarily related to, or used by such Vendor primarily with respect to, the Purchased Business, other than the Excluded Assets, including the following (collectively, the "PURCHASED ASSETS"):

     (a) Machinery and Equipment. The machinery, equipment, hardware, fixtures, furniture, furnishings, parts, supplies, accessories, tools and other fixed assets owned by the Vendors, including those described in
          Schedule 2.1(a);

     (b)  Leases of Real Property. All rights under the leases described in
          Schedule 2.1(b) (the "TRANSFERRED LEASES"), together with all leasehold improvements relating thereto;

     (c) Vehicles. The trucks, cars and other vehicles described in Schedule 2.1(c);

     (d) Vehicle Leases. All rights under the leasing arrangements for vehicles described in Schedule 2.1(d);

     (e) Inventories. All inventories, including raw materials, parts, accessories and all prototype inventories, that are owned by the Vendor as of the Effective Time;

     (f) Accounts Receivable. All accounts receivable, trade accounts, notes receivable, book debts and other debts due or accruing due to any Vendor with respect to the Purchased Business, including all intercompany accounts receivable with respect to product sales between the Vendors and other business units within the Flextronics group, and the benefit of all security for such accounts, notes and debts;

     (g)  Prepaid Expenses. All prepaid expenses (subject to Section 2.2(m));

     (h) Agreements. All rights under leases of personal property, orders or Contracts for the provision of goods or services (whether as buyer or seller), distribution and agency agreements and other Contracts not otherwise referred to in this Section 2.1, including the Contracts described in Schedule 2.1(h) (collectively, the "ASSIGNED CONTRACTS"), excluding the Non-Assigned Contracts;

     (i) Vendor Intellectual Property. All Intellectual Property owned by any Vendor as of the Effective Time, including all Registered Intellectual Property described in Schedule 2.1(i) but excluding any trademarks, tradenames or domain names containing the name "Flextronics" or "Flex";

     (j) Third Party Software Licenses. All third party software licenses, including the third party software licenses described in Schedule 2.1(j), and all machine readable media containing copies of all source code, object code, data files, records and other information subject to or provided in connection with such third party software licenses and copies of all documentation, including documents setting out applicable license terms, operating procedures and error recovery procedures provided by third parties or prepared by any Vendor in connection with such third party software licenses, in each case that is in the possession or control of the Vendor as of the Effective Time (collectively, the "ASSIGNED THIRD PARTY SOFTWARE LICENSES");

     (k) Computer Hardware and Software. All computer hardware and software, including all rights under licenses and other agreements or instruments relating thereto, in each case that is in the possession or control of the Vendor as of the Effective Time;

     (l) Books and Records. All books and records (other than those required by law to be retained by any Vendor, copies of which will be made available to the Purchasers), including customer lists, sales records, working papers and files, engineering notes diagrams and drawings relating to the Purchased Business, price lists and catalogues, sales literature, advertising material, data, production records, employee manuals, personnel records relating to the Transferred Employees (to the extent permissible under applicable laws), supply records, inventory records and correspondence files (together with, in the case of any such information which is stored electronically, the media on which the same is stored (collectively, the "BOOKS AND RECORDS") provided that the Vendors shall have joint use with the Purchasers, and shall retain copies, of all Books and Records that relate to both the Purchased Business and other businesses of the Vendors;

     (m) Warranty Rights. All express or implied warranties, representations or guarantees made by suppliers furnishing goods (including the personal property and equipment referred to in Section 2.1(a)) or services, including warranties, representations, guarantees or other obligations related to product support or maintenance;

     (n) Accumulated Amounts For Israeli Transferred Employees. Any amounts accumulated in the Manager Insurance Program of FlexSemi Israel for severance payments, pension contributions, disability insurance, and the vocational study allowances for those Transferred Employees that are employed by FlexSemi Israel (the "ISRAELI TRANSFERRED EMPLOYEE ACCRUALS"); and

     (o) Claims. All claims, causes of action, choices in action, rights of recovery and rights of set-off of any kind, to the extent pertaining to or arising out of the Purchased Assets or the Assumed Liabilities.

     2.2  EXCLUDED ASSETS

          The Purchased Assets shall not include any of the following property, assets or rights (collectively, the "EXCLUDED ASSETS"):

     (a) Certain Current Assets. All Cash Assets and deferred tax assets of any Vendor.

     (b) Books and Records. All personnel records of any Vendor pertaining to the Employees who are not Transferred Employees or all other books and records that do not relate to the Purchased Business;

     (c) Corporate Records. All of any Vendor's corporate charters, stock ledgers, minute and record books;

     (d) Employee Plans. All rights in connection with, and all assets of, any Vendor Employee Plans;

     (e)  Non-Assigned Contracts. Those Contracts set out in Schedule 2.2(e);

     (f) Goodwill. Goodwill and other intangibles relating to the Purchased Business, other than Intellectual Property and any other intangible rights of the Purchased Business under contract, purchase orders and the like;

     (g) Real Property. Other than the Transferred Leased Properties, all real property and any interest therein, including any Premises thereon, and any leasehold or real property license interests other than the Transferred Leases described in Schedule 2.1(b);

     (h) Trademarks. All rights to the name "Flextronics", any derivatives thereof and all corporate symbols, logos and domain names associated therewith;

     (i) Licenses and Permits. All government permit, and other approvals, consents, registrations, certificates and other authorizations held by or granted to any Vendor;

     (j) Insurance Contracts. All insurance Contracts in effect as of the date of this Agreement and as of the Closing Date;

     (k) Rights under this Agreement. All rights of the Vendors under this Agreement, and the agreements, instruments and certificates delivered in connection with this Agreement, and all records prepared in connection with the transactions contemplated hereby;

     (l) Wireless Business. All of the properties, assets and rights relating solely to the Wireless Business, including any Intellectual Property, technology, Contracts, inventory, software, hardware, accounts receivable, prepaid expenses and any and all other rights relating thereto;

     (m) Certain Prepaid Assets. All VAT, income tax and other tax receivables and all building or other security deposits, except for those building or other security deposits made in connection with the Transferred Leases;

     (n) Inter-company Accounts. All Flextronics group inter-company accounts other than those expressly referred to in Section 2.1(f) above;

     (o)  Excluded Liabilities. All rights relating to Excluded Liabilities; and

     (p)  Other Assets. The assets listed on Schedule 2.2(p) hereto.

                                    ARTICLE 3
                                 PURCHASE PRICE

     3.1  PURCHASE PRICE

          The consideration (the "PURCHASE PRICE") payable by the Purchasers to the Vendors for the Purchased Assets shall be equal to $131,550,000 in the aggregate.

     3.2  CLOSING DATE PAYMENT

          At the Time of Closing, the Purchasers shall pay to FlexSemi the Purchase Price for the account of all of the Vendors, with the following adjustments:

     (a)  The following amounts shall be subtracted:

          (i) $4,725,000 (the "ESCROW AMOUNT"), which Purchasers shall pay into the escrow account referenced in Section 3.3;

          (ii) $5,000,000, which was previously paid as a deposit towards the Purchase Price;

          (iii) $923,397 (representing $1,000,000 minus the Aggregate Option Holdback Incentive Amount calculated as of the close of the market on 9/8/05).

     (b)  The following amounts shall be added:

          (i) $393,892.25 representing the amount of state sales taxes and VAT which the Vendors are required to collect from the Purchasers and will remit to the appropriate taxing authorities.

          (ii) $5,400,000 in connection with the non-assignment of the Software License Agreement between Flextronics Semiconductor, Inc. and Magma Design Automation, Inc. dated 9/28/2001, as amended through 3/31/2005.

Prior to the Closing, FlexSemi shall provide wire transfer instructions to the Purchasers. Payment shall be made to FlexSemi by means of wire transfer in immediately available funds in accordance with such wire transfer instructions. The Purchase Price shall be allocated amongst the Vendors in accordance with
Schedule 3.4 and FlexSemi shall pay a portion of the Purchase Price to each other Vendor consistent with such allocation.

     3.3  ESCROW

          As security for the Vendors' and Flex USA's indemnification obligations under this Agreement, the Purchasers shall withhold and pay the Escrow Amount to the Escrow Agent. The Escrow Amount shall be held by the Escrow Agent pursuant to the terms and conditions of the indemnity escrow agreement in the form attached hereto as Schedule 3.3 (the "ESCROW AGREEMENT"), in a separate interest bearing escrow account. On the first anniversary of the Closing Date, the Escrow Agent shall release to Vendor the Escrow Amount less (i) any amount paid prior to the first anniversary of the Closing Date by the Escrow Agent with respect to Claims of indemnity pursuant to Article 12 of this Agreement, and
(ii) any amount claimed in any notice delivered pursuant to Section 12.3 of this Agreement with respect to Claims of indemnity that have not been resolved or satisfied as of the first anniversary of the Closing Date (the "UNRESOLVED CLAIMS"). As soon as all Unresolved Claims, if any, have been resolved, the Escrow Agent shall release to any Vendor the remaining portion of the Escrow Amount not required to satisfy such Unresolved Claims. The Escrow Amount held by the Escrow Agent pursuant to this Section 3.3 shall not limit the indemnification obligations of the Vendors and Flex USA under this Agreement.

     3.4  ALLOCATION OF PURCHASE PRICE; TRANSFER TAXES

     (a) The Purchase Price shall be allocated among the Purchased Assets and the Vendors in accordance with Schedule 3.4.

     (b)  The Vendors and the Purchasers each:

          (i) will complete and file all returns required by applicable federal, state, provincial, municipal and local laws, statutes, regulations and ordinances relating to Taxes in a manner consistent in all material respects with Schedule 3.4; and

          (ii) will not take a position on any such return that is inconsistent in any material respect with the allocation provided for in
               Schedule 3.4 without the consent of the other party.

     (c) The Vendors shall prepare and file, or cause to be prepared and filed, with the appropriate authorities all Tax returns, reports and forms (collectively, "Tax Returns") and shall pay, or cause to be paid, when due all Taxes solely relating to the Purchased Assets attributable to the period prior to the Effective Time (herein "Pre-Closing Tax Period"). The Purchasers shall prepare and file, or cause to be prepared and filed, with the appropriate authorities all Tax Returns, and shall pay, or cause to be paid, when due all Taxes solely relating to the Purchased Assets attributable to periods after the Effective Time.

     (d) All sales taxes imposed in connection with the sale hereunder of the Purchased Assets shall be borne by the Purchasers, as provided for in
          Section 3.2. Any other taxes or duties imposed as a result of this Agreement and the transactions contemplated hereby, shall be borne by the party upon which such tax or duty is imposed by applicable law. The parties shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any such taxes.

     3.5  WORKING CAPITAL ADJUSTMENT

     (a) Within 30 days after the Closing Date, FlexSemi will provide the Purchasers with unaudited consolidated financial statements of the Purchased Business as of the Closing Date (the "CLOSING FINANCIAL STATEMENTS"), which Closing Financial Statements shall be prepared on the same basis and consistent with the same accounting standards, methods and policies used in compiling the Financial Statements, and a calculation of Working Capital as of the Effective Time (the "EFFECTIVE TIME WORKING CAPITAL"), which amount shall be calculated consistent with the method used to calculate Working Capital as of March 31, 2005 as set out in Schedule 3.5(a). The Purchasers, acting reasonably, shall have 30 days to review and approve the Closing Financial Statements and calculation of the Effective Time Working Capital or to provide written notice to FlexSemi of any objections of the Purchasers to the Closing Financial Statements and such calculation of the Effective Time Working Capital. If, at the end of a 45 day period following Flex Semi's delivery to the Purchasers of the Closing Financial Statements and the calculation of the Effective Time Working Capital, FlexSemi and the Purchasers have not agreed on the Closing Financial Statements and the calculation of the Effective Time Working Capital, then the Closing Financial Statements and the calculation of the Effective Time Working Capital shall be determined in writing (which determination shall be final, binding and not subject to appeal) by an independent nationally-recognized accounting firm selected by agreement between FlexSemi and the Purchasers within 5 days following the expiration of such 45 day period. Such accounting firm shall make such determination within 30 days of the engagement of such accounting firm by the parties. The costs and expenses of such accounting firm shall be borne by the party whose position with respect to the calculation of the Effective Time Working Capital is furthest from such accounting firm's determination of the Effective Time Working Capital.

     (b) The difference between the Effective Time Working Capital and $14,825,000 shall be referred to herein as the "WORKING CAPITAL ADJUSTMENT". If the Effective Time Working Capital is more than $14,825,000, the Purchasers shall pay FlexSemi the Working Capital Adjustment. If the Effective Time Working Capital is less than $14,825,000, FlexSemi shall pay the Purchasers the Working Capital Adjustment. The party obligated to pay the Working Capital Adjustment hereunder ("the "WORKING CAPITAL PAYOR") shall pay the Working Capital Adjustment within 60 days of the Closing Date by wire transfer in immediately available funds in accordance with instructions to be provided by the party to be paid. In the event of a dispute between the parties as to the Working Capital calculation, the Working Capital Payor shall pay the undisputed amount within 60 days of the Closing Date and shall pay any remaining amount within fifteen (15) days of the determination by the accounting firm referenced in Section 3.5(a). The Working Capital Payor unconditionally and irrevocably guarantees in favour of the party to be paid the due and punctual payment of any amounts due and owing under this Section 3.5. This shall be a continuing, absolute and unconditional guarantee and shall not be subject to any set-off, counterclaim, violation or other diminution.

                                    ARTICLE 4
                                   LIABILITIES

     4.1  ASSUMPTION OF CERTAIN LIABILITIES BY THE PURCHASERS

          On the terms and subject to the conditions of this Agreement, the Purchasers agree to assume, perform and discharge, effective as of the Closing, the following obligations and liabilities (whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, and whether pecuniary or not) (the "ASSUMED LIABILITIES"):

     (a)  intentionally left blank;

     (b) all accounts payable, accrued liabilities and deferred revenue obligations of the Vendors incurred and accrued by any Vendor in the ordinary course of the Purchased Business prior to the Closing Date, but specifically not including any accrued liabilities with respect to employees or taxes;

     (c) all obligations and liabilities arising on or after the Closing under or in respect of the Assigned Agreements;

     (d) the obligations and liabilities of any Vendor with respect to customer warranty claims relating directly to the Vendor Products provided that the aggregate liability discharged by the Purchasers hereunder shall not exceed the amount of the warranty reserve reflected in the Closing Financial Statements (the "WARRANTY RESERVE LIMITATION") and provided further that, notwithstanding the Warranty Reserve Limitation, the Purchasers agree that to the extent that such defective Vendor Products can be replaced from inventory that has been transferred to the Purchasers hereunder but which has been written down to zero value for accounting purposes in the books and records of the Vendors as of the Closing, the Purchasers will do so and said replacements shall not be taken into account for the purpose of determining whether the Warranty Reserve Limitation has been reached with respect to the Purchasers' aggregate liability under this Section 4.1(d), provided that the Purchasers shall not be obligated to use such inventory only for such use and may use it for other purposes;

     (e) all obligations and liabilities relating to the Transferred Employees arising out of the Purchasers' employment of such Transferred Employees from and following the Closing; and

     (f) all obligations and liabilities arising on or after the Closing with respect to the conduct of the Purchased Business by the Purchasers post-Closing and the use or ownership of the Purchased Assets by the Purchasers post-Closing.

     4.2  EXCLUDED LIABILITIES

          Notwithstanding anything to the contrary in this Agreement, the Purchasers shall not assume, and the Vendors shall be solely responsible for, any liabilities of the Vendors other than the Assumed Liabilities ( the "EXCLUDED LIABILITIES").

                                    ARTICLE 5
           REPRESENTATIONS AND WARRANTIES OF THE VENDORS AND FLEX USA

          Subject to the disclosures set forth in the disclosure letter delivered to the Purchasers and AMIS Parentco concurrently with the parties' execution of this Agreement (the "DISCLOSURE LETTER"), each of the Vendors and Flex USA, jointly and severally, represents and warrants to the Purchasers and AMIS Parentco as follows and acknowledges that the Purchasers and AMIS Parentco are relying on such representations and warranties in connection with the transaction described in this Agreement:

     5.1  ORGANIZATION

          Each of the Vendors and Flex USA is a corporation duly incorporated and organized and validly existing under the laws of the jurisdiction of its incorporation and has the corporate power to own or lease its property, to carry on the Purchased Business as now being conducted by it, to enter into this Agreement and to perform its obligations hereunder. Each

Vendor is duly qualified as a corporation to do business in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on the Purchased Business.

     5.2  AUTHORIZATION

          This Agreement has been duly authorized, executed and delivered and is a legal, valid and binding obligation of each of the Vendors and Flex USA, enforceable against each in accordance with its terms, except (a) as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights and remedies of creditors generally, and (b) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought.

     5.3  NO OTHER AGREEMENTS TO PURCHASE

          No person other than the Purchasers and AMIS Parentco has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from any Vendor or Flex USA of any of the Purchased Assets, other than pursuant to purchase orders accepted by a Vendor in the ordinary course of the Purchased Business.

     5.4  NO VIOLATION

          The execution and delivery of this Agreement by each of the Vendors and Flex USA and the consummation by each of the Vendors and Flex USA of the transactions herein provided for do not and will not result in: (a) the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of any such Vendor or Flex USA under: (i) any Assigned Contract or Assigned Third Party Software License to which any Vendor is a party; (ii) any provision of its certificate of incorporation or by-laws, or equivalent organizational documents, or resolutions of its board of directors (or any committee thereof) or shareholders; (iii) any judgment, decree, order or award of any court, Governmental Authority or arbitrator having jurisdiction over any such Vendor or Flex USA and that relates to the Purchased Assets; or (iv) any law, statute, ordinance, regulation or rule applicable to the Purchased Assets; or (b) the creation or imposition of any Encumbrance on any of the Purchased Assets.

     5.5  SUFFICIENCY OF PURCHASED ASSETS

          Other than the Excluded Assets, the Purchased Assets constitute all material assets that are used by the Vendors in, and are sufficient for the conduct of, the Purchased Business as it is currently being carried on. All material tangible Purchased Assets are in good operating condition and are in a state of good repair and maintenance, reasonable wear and tear excepted. During the two years preceding the date of this Agreement, there has not been any significant interruption of operations (being an interruption of more than one day) of the

Purchased Business due to inadequate maintenance of any of the Purchased Assets. All the tangible Purchased Assets are situated at the Leased Properties.

     5.6  TITLE TO PERSONAL PROPERTY

          Other than the Third Party Assets, the Vendors have good and valid title to, or, in the case of leased assets, valid leasehold interests in, all of the Purchased Assets free and clear of all Encumbrances. To the Vendor's knowledge, there are no Encumbrances on any of the Third Party Assets that impair the right of the Vendors to operate the Purchased Business as being carried on as of the Closing Date.

     5.7  REAL PROPERTY LEASES

          No Vendor owns any real property. Except for the leases or licenses (the "LEASES") set forth in Schedule 5.7 to the Disclosure Letter relating to the real property that is primarily used in the Purchased Business and leased or licensed by the Vendor (the "LEASED PROPERTY"), the Vendor is not a party to any other lease or agreement to lease in respect of any real property which is used in the Purchased Business, whether as lessor or lessee. With respect to the Transferred Leases, Schedule 2.1(b) sets out the parties to the Leases, the dates of execution and expiry dates, any options to renew, any options to purchase, the locations of the leased lands and Premises and the rent payable thereunder as of the date hereof. The Transferred Leases are in full force and effect, and neither any Vendor nor, to the knowledge of the Vendors, any other party thereto is in material breach of any covenants, conditions or obligations contained therein. The Vendor has provided to the Purchasers a true and complete copy of the Transferred Leases and all amendments thereto.

     5.8  LEASED PROPERTY

          To the knowledge of the Vendors, all buildings, structures, improvements and appurtenances situated on the Transferred Leased Properties (collectively, the "PREMISES") are in good operating condition and in a state of reasonably good maintenance and repair, are adequate and suitable for the purposes for which they are currently being used and the Vendor leasing such Premises (the "VENDOR LESSEE") has adequate rights of ingress and egress for the operation of the Purchased Business in the ordinary course consistent with past practice. Neither the operation of the Purchased Business by the Vendor Lessee on such Premises nor the maintenance thereof violates any material restrictive covenant of such Vendor Lessee or any provision of any federal, provincial or municipal law, ordinance, rule or regulation. Without limiting the generality of the foregoing:

     (a) the conduct by the relevant Vendor Lessee of the Purchased Business on the Premises complies in all material respects with all regulations, statutes, enactments, laws and by-laws applicable to the Vendor Lessee, including those dealing with zoning, parking, access, loading facilities, landscaped areas, building construction, fire and public health and safety and Environmental Laws;

     (b) all accounts for work and services performed and materials placed or furnished upon or in respect of the Transferred Leased Properties and the Premises at the request of any Vendor have been fully paid and satisfied when due and no person is entitled to claim a lien against the Leased Property or the Premises or any part thereof, other than current accounts in respect of which the payment due date has not yet passed or accounts which are in dispute;

     (c) there is nothing material owing in respect of the Transferred Leased Properties and the Premises by any Vendor or Flex USA or any Affiliate of any Vendor or Flex USA to any municipal corporation or to any other corporation or commission owning or operating a public utility for water, gas, electrical power or energy, steam or hot water, or for the use thereof, other than current accounts in respect of which the payment due date has not yet passed or accounts which are in dispute;

     (d) to the knowledge of the Vendors, no part of the Transferred Leased Properties or the Premises has been taken or expropriated by any federal, provincial, municipal or other competent authority nor has any notice or proceeding in respect thereof been given or commenced as of the date hereof;

     (e) there are no Encumbrances of any Vendor which affect the Transferred Leased Properties or the Premises;

     (f) the Transferred Leased Properties and the Premises are fit for their present use, and there are no material or structural repairs or replacements which are necessary or advisable and, without limiting the generality of the foregoing, there are no material repairs to, or replacements of, the roof or the mechanical, electrical, heating, ventilating, air-conditioning, plumbing or drainage equipment or systems which are necessary or advisable to permit the continued operation of the Purchased Business in the manner conducted as of the date hereof, and none of the Transferred Leased Properties or the Premises is currently undergoing any material alteration or renovation nor is any such alteration or renovation contemplated; and

     (g) there are no outstanding levies, charges or fees assessed against any Vendor with respect to any Transferred Leased Properties or the Premises by any public authority (including development or improvement levies, charges or fees).

     5.9  INVENTORIES

          The inventories relating to the Purchased Business do not include any material items which are slow moving, below standard quality or of a quality or quantity not useable or saleable in the normal course of business, except for items which have been written off, or for which adequate reserves have been established on the books of the Vendors in accordance with generally accepted accounting principles. The inventory levels of the Purchased Business have been maintained at such amounts as are required for the operation of the Purchased Business as currently conducted, and such inventory levels are adequate therefor.

     5.10 ACCOUNTS RECEIVABLE

          All accounts receivable, book debts and other debts due or accruing to each Vendor in connection with the Purchased Business are bona fide and, subject to an allowance for doubtful accounts which have been reflected on the books of such Vendor in accordance with generally accepted accounting principles, to the knowledge of the Vendors, are collectible without material set-off or counterclaim.

     5.11 INTELLECTUAL PROPERTY

     (a) Schedule 2.1(j) lists all Contracts and amendments thereto which set forth the terms of the Assigned Third Party Software Licenses. The Assigned Third Party Software Licenses and legal principals of general applicability govern the Vendors' rights to assign the Assigned Third Party Software Licenses to the Purchasers.

     (b) Except for Intellectual Property included in the Excluded Assets, the Intellectual Property included within the Purchased Assets pursuant to
          Section 2.1(i) of this Agreement and the Intellectual Property included within the Third Party Assets (collectively the "TRANSFERRED INTELLECTUAL PROPERTY") comprise all Intellectual Property (other than third party patent rights of which Vendors are not aware) that is used by the Vendors in and material to the conduct of the Purchased Business as being carried on as of the Closing Date.

     (c) Except for the Third Party Assets, the Vendors are the beneficial owners of the rights which are to be conferred by the assignment of the Transferred Intellectual Property, free and clear of all Encumbrances and except for Contracts related to the Third Party Assets, none of the Vendors is a party to or bound by any Contract or any other obligation whatsoever that limits or impairs its ability to sell, transfer, assign or convey the Transferred Intellectual Property to the Purchasers.

     (d) Except for the Third Party Assets all of the Registered Intellectual Property, and to Vendors' knowledge all of the unregistered Transferred Intellectual Property, is in full force and effect and has not been used or enforced or failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of such Transferred Intellectual Property. Each Vendor has maintained or caused to be maintained the rights to Registered Intellectual Property owned by such Vendor in full force and effect and, without limiting the generality of the foregoing, has paid all applicable fees under all Contracts, including the Assigned Third Party Software Licenses, for the Transferred Intellectual Property and for all registrations and applications for registrations of the Registered Intellectual Property owned by the Vendors, and has renewed or made applications for renewal within the applicable renewal periods for all Contracts, including the Assigned Third Party Software Licenses, for the Transferred Intellectual Property.

     (e) Except as set forth in the Disclosure Letter, no Vendor has received any notice of any adverse claim or litigation and is not party to any litigation challenging the validity, ownership or enforceability of any of the Transferred Intellectual Property, or of any such Vendor's right to use or assign the Transferred Intellectual Property to the Purchaser. No Vendor has knowledge of any state of facts which casts doubt on the validity or enforceability of any of the Transferred Intellectual Property.

     (f) To each Vendor's knowledge, the Transferred Intellectual Property operates substantially in accordance with its specifications and documentation.

     (g) The conduct of the Purchased Business, as currently carried on by the Vendors, including the use of the Transferred Intellectual Property owned by the Vendors, does not infringe upon or breach the Intellectual Property, domestic or foreign, of any other person, provided that this representation will apply to patent infringement only to the extent that any such infringement arises from conduct of the Vendors prior to the Closing Date, and will not apply to any patent infringement arising solely from conduct of Purchaser after the Closing Date. Except as set forth in the Disclosure Letter, no Vendor has received any notice of any adverse claim or litigation and is not party to any litigation alleging that the conduct of the Purchased Business, as currently carried on by such Vendor, infringes upon or breaches any Intellectual Property of any other person. No Vendor has knowledge of any state of facts or event which would provide any other person with a reasonable basis for claiming that the conduct of the Purchased Business, as currently carried on by such Vendor, including the use of the Transferred Intellectual Property, infringes upon or breaches the Intellectual Property of that other person.

     (h) To the knowledge of the Vendors, there is no basis for any claim that any Vendor's Intellectual Property rights in the Transferred Intellectual Property are being or have been infringed or breached by any other person.

     (i) The Vendor has provided the Purchasers with true and complete copies of all Contracts comprising the Transferred Intellectual Property which is to be provided pursuant to this Agreement.

     (j) Except for any consents or approvals described in Schedule 5.16 to the Disclosure Letter, the assignment by the Vendors to the Purchasers of the Transferred

          Intellectual Property does not and will not violate any Contracts or invalidate any such Intellectual Property.

     (k) The Vendors have implemented all reasonable procedures to ensure that the Systems, including the Assigned Third Party Software Licenses utilized in the Systems, are free of any disabling codes or instructions (each, a "DISABLING CODE"), and any virus or other contaminant (each, a "CONTAMINANT"), that may, or may be used to, access, modify, delete, damage or disable the Systems or that may result in damage thereto, and to the knowledge of the Vendors, such Systems are free of any Disabling Code or Contaminants. Each Vendor has in place appropriate disaster recovery plans, procedures and facilities and has taken all steps and implemented all procedures to safeguard the Systems and restrict unauthorized access thereto.

     5.12 INSURANCE

          The Vendors have maintained general liability and other insurance on terms that are customary in the industry, and such insurance coverage will be continued in full force and effect until and including the Effective Time. No Vendor is in material default with respect to any of the provisions contained in any such insurance policy.

     5.13 NO EXPROPRIATION

          No notice or proceeding in respect of an action by a Governmental Authority to expropriate any of the Purchased Assets has been given or commenced, and any Vendor is not aware of any intent or proposal to give any such notice or commence any such proceedings.

     5.14 AGREEMENTS AND COMMITMENTS

          Other than agreements related to or that constitute Excluded Assets, the Assigned Contracts, Assigned Third Party Software Licenses, and Transferred Leases set forth on Schedules 2.1(b), 2.1(d), 2.1(h) and 2.1(j) respectively (collectively, the "ASSIGNED AGREEMENTS") constitute all material Contracts to which a Vendor is a party, that are material to the conduct of the Purchased Business as currently being carried out, other than purchase orders entered into by any Vendor in the ordinary course of Purchased Business. Each Vendor has performed in all material respects all of the obligations required to be performed by it under the Assigned Agreements to which it is a party and is entitled to all material benefits under, and is not in material default or, to the knowledge of such Vendor, alleged to be in material default in respect of any of the Assigned Agreements. All of the Assigned Agreements are in full force and effect, and, to the knowledge of the Vendors as of the date hereof, no event, condition or occurrence exists which, after notice or lapse of time or both, would constitute a material default by any Vendor under any of the Assigned Agreements.

     5.15 COMPLIANCE WITH LAWS; GOVERNMENTAL AUTHORIZATIONS

          Each Vendor has complied in all material respects with all laws, statutes, ordinances, regulations, rules, judgments, decrees, franchises or other governmental authorizations, guidelines, policies or orders applicable to the Purchased Business and/or to the Purchased Assets. Set out in Schedule 5.15 to the Disclosure Letter are all the (a) government permits; and (b) other approvals, consents, certificates, registrations and authorizations (whether governmental, regulatory or otherwise) held by or granted to any Vendor which are applicable to the Purchased Business and/or the Purchased Assets (the "PERMITS"), and there are no other material (i) government permits (including Environmental Permits), and (ii) other licenses, approvals, consents, registrations, certificates or authorizations (including Environmental Permits) required to be held by any Vendor to conduct the Purchased Business as currently conducted or to own or lease any of the Purchased Assets. Each Permit is valid, binding and in full force and effect, no Vendor is in violation, default or breach in any material respect of any Permit, and no proceeding is pending or, to the knowledge of the Vendors, threatened for violation of or to revoke or limit any Permit.

     5.16 CONSENTS AND APPROVALS

          There is no requirement for any Vendor to make any filing with, give any notice to or to obtain any license, permit, certificate, registration, authorization, consent or approval of, any Governmental Authority or any other person as a condition to the lawful consummation of the transactions contemplated by this Agreement, except for the filings, notifications, licenses, permits, certificates, registrations, authorizations, consents and approvals described in Schedule 5.16 to the Disclosure Letter and except for such filings as may be required under the Hart-Scott-Rodino Act Antitrust Improvements Act of 1976, as amended ("HSR").

     5.17 BOOKS AND RECORDS

     (a) The books and records to be delivered by any Vendor to the Purchasers pursuant to Section 2.1(l) fairly and correctly set out and disclose in all material respects all of the information contained therein.

     (b) The Financial Statements have been prepared in accordance with GAAP, and present fairly the net assets acquired, the revenues and the direct and allocated expenses of FlexSemi as at the date of and for the period covered by the Financial Statements..

     5.18 LITIGATION

          There are no actions, suits or proceedings pending or affecting or, to the knowledge of the Vendors, threatened against any Vendor in respect of or affecting the Purchased Business or any of the Purchased Assets or any part thereof, at law or in equity or before or by any court, Governmental Authority, domestic or foreign, or before or by an arbitrator or arbitration board. The Vendor has no knowledge of any basis on which any such action, suit or proceeding would be reasonably expected to be commenced with any reasonable likelihood of success.

     5.19 NO LIABILITIES

          To the knowledge of the Vendors, there are no liabilities or commitments of any Vendor or its Affiliates, whether or not accrued and whether or not determined or determinable, in respect of which the Purchasers may become liable on or after the consummation of the transaction herein provided for, other than the Assumed Liabilities.

     5.20 ABSENCE OF CHANGES

          Since June 13, 2005 the Purchased Business has been carried on only in the ordinary and normal course consistent with past practice and there has not been: (a) any Material Adverse Effect with respect to the Purchased Business through the date of this Agreement; (b) any material damage, destruction or loss (whether or not covered by insurance) affecting the Purchased Assets; (c) any material obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by any Vendor in connection with the Purchased Business, other than those incurred in the ordinary and normal course of the Purchased Business and consistent with past practice; (d) any payment, discharge or satisfaction of any Encumbrance, liability or obligation of any Vendor in relation to the Purchased Business or the Purchased Assets (whether absolute, accrued, contingent or otherwise, and whether due or to become due) other than payment of accounts payable, tax liabilities and other liabilities incurred in the ordinary and normal course of business consistent with past practice; (e) any labor disputes adversely affecting the Purchased Business or the Purchased Assets; (f) any license, sale, assignment, transfer, disposition, pledge, mortgage or granting of a security interest or other Encumbrance on or over any Purchased Assets (other than the sale or nonexclusive license of the Purchased Assets to customers in the ordinary and normal course of business consistent with past practice); (g) any write-down of the value of any inventory or any write-off as uncollectible of any accounts or notes receivable or any portion thereof relating to the Purchased Business in amounts exceeding $100,000 in each instance or $250,000 in the aggregate; (h) any cancellation of any debts or claims or any amendment, termination or waiver of any rights of value to the Purchased Business in amounts exceeding $100,000 in each instance or $250,000 in the aggregate; (i) any general increase in the compensation of any Employee (including any increase pursuant to any Vendor Employee Plan or commitment), or any increase in any such compensation or bonus payable to any Employee, consultant or agent of the Purchased Business, or the execution of any Contract of employment with any Employee, or the making of any loan (other than routine expense advances to employees consistent with past practice) to, or engagement in any transaction with, any Employee in relation to the Purchased Business; (j) any capital expenditures or commitments relating to the Purchased Business or Purchased Assets in excess of $100,000 in the aggregate; (k) any forward purchase commitments in excess of the requirements of the Purchased Business for normal operating inventories or at prices materially higher than the current market prices; (l) any forward sales commitments other than in the ordinary and normal course of the Purchased Business or any failure to ship goods or services in satisfaction of any accepted order for such goods or services; (m) any change in the accounting or tax practices followed by FlexSemi; (n) any material change adopted by FlexSemi in its depreciation or amortization policies or rates; or (q) any material change in the credit terms offered to customers of, or by suppliers to, the Purchased Business.

     5.21 NON-ARM'S LENGTH TRANSACTIONS

          With respect to the Purchased Business: (a) no Vendor has since June 13, 2005, made any payment or loan to, or borrowed any moneys from or is otherwise indebted to, any officer, director, or employee or any other person (except Affiliates of any Vendor) not dealing at arm's length with such Vendor or any Affiliate of any of the foregoing, except for usual employee reimbursements and compensation paid in the ordinary course of the Purchased Business; and (b) except for Contracts of employment, no Vendor is a party to any Contract with any officer, director or employee or any other person (other than Affiliates of any Vendor) not dealing at arm's length with any Vendor or any Affiliate of any of the foregoing. To the knowledge of the Vendors, no officer or director of any Vendor and no entity which is an Affiliate of one or more of such individuals (other than Affiliates of any Vendor): (i) owns, directly or indirectly, any interest in (except for shares representing less than one per cent of the outstanding shares of any class or series of any publicly traded company), or is an officer, director, employee or consultant of, any person which is, or is engaged in business as, a competitor of the Purchased Business or a lessor, lessee, supplier, distributor, sales agent or customer of the Purchased Business; (ii) owns, directly or indirectly, in whole or in part, any property that any Vendor uses in the operation of the Purchased Business; or
(iii) has any cause of action or other claim whatsoever against, or owes any amount to, any Vendor in connection with the Purchased Business, except for any liabilities reflected in the Financial Statements and claims in the ordinary course of business such as for accrued compensation and accrued benefits under any employment agreements or Vendor Employee Plans.

     5.22 TAX MATTERS

          There are no actions, suits, proceedings, investigations or claims pending or to the knowledge of the Vendors, threatened against any Vendor in respect of Taxes, government charges or assessments, whether paid or unpaid, nor are any material matters under discussion with any Governmental Authority relating to Taxes, governmental charges or assessments, whether paid or unpaid, asserted by any such authority which could result in a claim against or Encumbrance on any of the Purchased Assets or the Purchased Business. Each Vendor has paid or caused to be paid all Taxes incurred in connection with the Purchased Assets or the Purchased Business required to be paid by such Vendor for which payment was due, except those Taxes being contested in good faith by such Vendor. Each Vendor has withheld from each payment made to any of its past or present employees, officers or directors of the Purchased Business, the amount of all Taxes and other deductions required to be withheld therefrom, and has paid the same to the proper Tax or other receiving officers within the time required under any applicable legislation. There are no liens for Taxes on the Purchased Assets. None of the Purchased Assets is subject to any joint venture, partnership or other agreement or arrangement that is treated as a partnership for federal income tax purposes.

     5.23 NO COLLECTIVE BARGAINING CONTRACTS, ETC.

     (a) No Vendor has (i) entered into any Contract with any labor union or employee association in respect of any of the Employees employed by such Vendor in connection with the Purchased Business; or (ii) made any commitments to or conducted negotiations with any labor union or employee association with respect to any future agreements in respect of any of the Employees employed by such Vendor in connection with the Purchased Business.

     (b) To Vendors' knowledge, there are no current attempts by Employees to organize or to establish any labor union or employee association in respect of any of the Employees employed by any Vendor in connection with the Purchased Business and there is no certification of any such union with regard to a bargaining unit.

     5.24 CUSTOMERS AND SUPPLIERS

          Schedule 5.24 to the Disclosure Letter sets out the customers of each of the three major divisions of the Purchased Business (being (a) mixed signal ASICs, (b) the design and sale of CMOS-based contact image sensor chips and modules using active-pixel array technology, and (c) digital ASICs and field programmable gate arrays to ASIC conversion services) which in the aggregate account for more than 75% of sales for the period April 1, 2004 to March 31, 2005 of each such division and there has been no termination or cancellation of any Vendor's business relationship with any of the customers listed in Schedule
5.24 to the Disclosure Letter. No Vendor has any reason to believe that the listed customers or suppliers of the Purchased Business will not continue their relationship with the Purchased Business after the Closing Date in substantially the same manner as prior to the date of this Agreement.

     5.25 PRODUCT WARRANTIES

          Schedule 5.25 to the Disclosure Letter is a complete list of all express, written warranties given to purchasers of products or software supplied by any Vendor in connection with the Purchased Business that are currently in effect, other than the warranties provided by such Vendor under its standard terms and conditions of sale which have been made available to the Purchasers.

     5.26 ENVIRONMENTAL

     (a) Each Vendor has conducted the Purchased Business in material compliance with all Environmental Laws.

     (b) No Vendor has used or permitted to be used, except in material compliance with all Environmental Laws, the Transferred Leased Properties or the Premises to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Substance.

     (c) To the knowledge of the Vendors, there are no underground storage tanks, ozone-depleting substances or polychlorinated biphenyls in or on the Transferred Leased Properties or the Premises and, to the knowledge of the Vendors, the Premises have not been and are not insulated with urea formaldehyde insulation or asbestos-containing material.

     (d) No Vendor has any current liability to effect any Cleanup or discharge any other realized liability under any Environmental Laws in connection with the Transferred Leased Properties, the Premises, the Purchased Assets or the Purchased Business. No Vendor has received any formal or informal written notice of, or been prosecuted for, non-compliance with any Environmental Laws, nor has any Vendor settled any allegations of any such non-compliance prior to prosecution. There are no written notices, orders or directions relating to environmental matters or other matters governed by Environmental Laws requiring, or notifying any Vendor that it is or may be responsible for, any work, repairs, construction or material capital expenditures to be made under Environmental Laws with respect to the Purchased Business, the Transferred Leased Properties, the Premises or the Purchased Assets. No Vendor has received a written claim or written notice and otherwise no Vendor has any knowledge of any potential liability or actual liability of such Vendor, relating to any Cleanup at any off-site location arising out of such Vendor's or any other person's activities or operations at the Transferred Leased Properties or the Premises.

     (e) No Vendor has caused or permitted, nor has there been to the knowledge of any Vendor, any Release of any Hazardous Substance on, in, around, from or in connection with the Transferred Leased Properties or the Premises or the Purchased Business.

     (f) All Hazardous Substances and all other wastes and other materials and substances used in whole or in part by any Vendor in connection with the Purchased Business or resulting from the operation of the Purchased Business have been disposed of, treated and stored by such Vendor in material compliance with all Environmental Laws.

     5.27 BROKERAGE

          Neither any Vendor nor Flex USA has retained any broker or finder in connection with the transactions contemplated by this Agreement. Any brokerage or finder's fee due to any broker or finder in violation of the foregoing representation shall be paid by such Vendor or Flex USA.

     5.28 WARN ACT

          Each Vendor either (i) is not and has not been an "employer" or has not engaged in any "plant closing" or "mass layoff" as such terms are defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the "WARN ACT"), each within the 90 days prior to and including the Closing Date or
(ii) has provided any notification required by the WARN Act or satisfied any severance liabilities, payroll sums and benefit amounts owed due to failure to provide such notice. Schedule 5.28 to the Disclosure Letter lists all employees of any Vendor that have suffered an "employment loss" as defined under the WARN Act in the 90 days prior to the date of this Agreement.

     5.29 SOLVENCY

          No Vendor is now insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement. As used in this section, "insolvent" means that the sum of the debts and other probable liabilities of such Vendor exceeds the book value of such Vendor's assets.

     5.30 EMPLOYEE PLANS

          Each Vendor maintains for the benefit of current or former employees of the Purchased Business only those Employee Benefit Plans listed on Schedule
5.30 to the Disclosure Letter. No Vendor is now a contributing employer to any "multi-employer plan" as described in Section 4001(a)(3) of ERISA with respect to any Employees. No Vendor has been a contributing employer to any "multi-employer" plan with respect to Employees in the past five years. No Vendor maintains any pension plan (as defined in Section 3(1) of ERISA) With respect to employees of the Purchased Business, each Vendor is in compliance with the healthcare continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, Section 4980B of the Code, and proposed regulations issued by the U.S. Internal Revenue Service.

     5.31 FULL DISCLOSURE

          None of the representations and warranties of any Vendor or Flex USA contained herein and none of the information contained in the Schedules to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. There has been no event, transaction or information which has come to the attention of Vendor or Flex USA as of the date of this Agreement that has not been disclosed to the Purchasers in writing which could reasonably be expected to have a Material Adverse Effect on the Purchased Business.

     5.32 ACCURACY OF CERTAIN DATA WITH RESPECT TO THE SYSTEM-ON-A-CHIP PORTION OF THE PURCHASED BUSINESS

          The Vendors and Flex USA represent that the information in Schedule
5.32 of the Disclosure Letter is accurate and complete.

                                    ARTICLE 6
       REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS AND AMIS PARENTCO

          Each of the Purchasers and AMIS Parentco, jointly and severally, represents and warrants to any Vendor and Flex USA as follows and acknowledges that any Vendor and Flex USA are relying on such representations and warranties in connection with the sale of the Purchased Assets:

     6.1  ORGANIZATION

          Each of AMI Semi and AMIS Parentco is a corporation validly existing under the laws of the State of Delaware, has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. Emma is a limited partnership organized under the laws of the Netherlands and has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

     6.2  AUTHORIZATION

          This Agreement has been duly authorized, executed and delivered by and is a legal, valid and binding obligation of each of the Purchasers and AMIS Parentco, enforceable against each of the Purchasers and AMIS Parentco in accordance with its terms, except (a) as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights and remedies of creditors generally, and (b) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceedings may be brought.

     6.3  NO VIOLATION

          The execution and delivery of this Agreement by each of the Purchasers and AMIS Parentco and the consummation of the transactions herein provided for will not result in the violation of, or constitute a default under, or conflict with or cause the acceleration of any obligation of any of the Purchasers or AMIS Parentco under: (a) any provision of the certificate of incorporation or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of any of the Purchasers or AMIS Parentco; (b) any judgment, decree, order or award of any court, Governmental Authority or arbitrator having jurisdiction over the Purchasers or AMIS Parentco; (c) any applicable law, statute, ordinance, regulation or rule; or (d) any material Contract to which the Purchasers or AMIS Parentco is a party.

     6.4  CONSENTS AND APPROVALS

          There is no requirement that any Purchaser or AMIS Parentco make any filing with, give any notice to or to obtain any license, permit, certificate, registration, authorization, consent or approval of, any Governmental Authority or any other person as a condition to the lawful consummation of the transactions contemplated by this Agreement, except for the filings, notifications, licenses, permits, certificates, registrations, authorizations, consents and approvals described in Schedule 6.4 and except for such filings as may be required under HSR.

     6.5  INJUNCTIONS, ORDERS

          There is no injunction, order or decree of any Governmental Authority, and no action, suit or proceeding pending or, to the knowledge of the Purchasers and AMIS Parentco, threatened against any Purchaser and/or AMIS Parentco, which would prohibit or materially delay the consummation of the transactions contemplated by this Agreement.

     6.6  FINANCING

          The Purchasers will have available to them upon the Closing, sufficient funds to consummate the transactions contemplated by this Agreement.

                                    ARTICLE 7
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     7.1  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

          The representations and warranties contained in this Agreement and in all certificates delivered pursuant to or contemplated by this Agreement shall survive the closing of the transactions contemplated hereby and, notwithstanding such closing or any investigation made by or on behalf of the party entitled to the benefit thereof, shall continue in full force and effect for the benefit of the party entitled to the benefit thereof for a period of one year from the Closing Date. The covenants contained in this Agreement shall survive in accordance with their terms.

                                    ARTICLE 8
                                    COVENANTS

     8.1  ACCESS TO THE PURCHASED BUSINESS AND PURCHASED ASSETS

          During the period commencing on the date hereof and continuing until the earlier of the termination of this Agreement and the Closing, each Vendor shall, upon the reasonable request of the Purchasers, make available to the Purchasers and their authorized representatives and, if requested by the Purchasers, shall provide the Purchasers with copies of all title documents, Assigned Agreements, financial information, policies, plans, reports, orders, Permits, books of account, accounting records and all other documents, information and data in the possession of such Vendor reasonably relating to the Purchased Business (provided that neither any Vendor nor its representatives shall be required to disclose any attorney-client privileged information to the Purchasers). Each Vendor shall provide the Purchasers and their authorized representatives reasonable access during normal business hours to the Purchased Assets. At the reasonable request of the Purchasers, each Vendor shall execute such consents, authorizations and directions as may be reasonably necessary to permit any inspection of the Purchased Assets or to enable the Purchasers or their authorized representatives to obtain reasonable access to all files and records relating to any of the Purchased Assets maintained by a Governmental Authority or other public authority. At the Purchasers' request, any Vendor shall cooperate with the Purchasers in arranging any such meetings as the Purchasers should reasonably request with:

     (a)  Employees;

     (b) customers, suppliers, distributors or others who have, or have had in the last 12 months, a business relationship with any Vendor in respect of the Purchased Business; and

     (c) the auditors, lawyers or any other persons engaged or previously engaged to provide services to any Vendor who have knowledge of matters relating to the Purchased Business or Purchased Assets (provided that neither any Vendor nor its representatives shall be required to disclose any attorney-client privileged information to the Purchasers).

          In particular, without limitation, to the extent permissible under the terms of the applicable Lease, each Vendor shall permit the Purchaser's representatives or consultants to conduct all such interviews, testing, inspections, audits and assessments in respect of environmental and occupational health and safety matters with respect to the Transferred Leased Properties as may be reasonably required to satisfy the Purchasers in respect of such matters, and each Vendor shall reasonably cooperate in all respects therewith, including using commercially reasonable efforts to obtain any required or desirable consent or approval of the lessor. The exercise of any rights of inspection by or on behalf of the Purchasers under this Section 8.1 shall not mitigate or otherwise affect any of the representations and warranties of FlexSemi and Flex USA hereunder which shall continue in full force and effect as provided in
Section 7.1, as the case may be. The information or knowledge obtained by the Purchasers hereunder shall be governed by the provisions of the letter agreement entered into between AMIS Parentco and Flex USA dated April 11, 2005.

     8.2  DELIVERY OF BOOKS AND RECORDS

          At the Time of Closing, each Vendor shall deliver to the Purchasers all the Books and Records, provided, however, that any Vendor shall be permitted to make, maintain and use a copy of such Books and Records solely for financial and tax reporting purposes and for the purpose of defending any claims made against any Vendor or Flex USA under this Agreement or in connection with the transactions contemplated hereby or for any other commercially reasonable purpose. The Purchasers agree that they will preserve the Books and Records so delivered for such period as is required by any applicable law, and will permit any Vendor, Flex USA or any of their authorized representatives reasonable access thereto in connection with the tax or other legitimate affairs of any such Vendor or Flex USA, but the Purchasers shall not be responsible or liable to any Vendor or Flex USA for or as a result of any accidental loss or destruction of or damage to any such Books and Records.

     8.3  USE OF NAMES

     (a) Each Vendor and Flex USA agree that as of the Closing Date, they shall cease use of any trademarks, tradenames and product names associated with the Purchased Business or any similar trademarks, tradenames and products names, except for the name "Flextronics" and that the Purchasers may use such trademarks, tradenames and product names or any variations thereof (except for the name "Flextronics" and any derivatives thereof) from and after the Effective Time.

     (b) Each Vendor and Flex USA agree that, as of the Closing Date, the Purchasers may continue to sell any existing or substantially completed inventories of the products of the Purchased Business even though such products may bear the Flextronics name, logo or trademark until such inventories are depleted, provided that the Purchasers shall take all actions reasonably necessary to ensure that any customer that purchases such products understands that the Purchasers are the successors to the Purchased Business and that no Flextronics entity has any obligation or liability to such customer for such product sales.

     8.4  CONDUCT OF PURCHASED BUSINESS PRIOR TO CLOSING

          Without in any way limiting any other obligations of any Vendor hereunder, during the period from the date hereof to the Time of Closing:

     (a) Conduct Business in the Ordinary Course. Each Vendor shall conduct the Purchased Business only in the ordinary and normal course consistent with past practice and shall

          (i) not enter into any material Contracts with respect to the Purchased Business outside the ordinary and normal course of business without the consent of AMI Semi, which consent shall not be unreasonably withheld or delayed;

          (ii) use its commercially reasonable efforts to maintain the Purchased Business intact, to market, promote, sell and distribute the products and services of the Purchased Business consistently with its past practices, and to preserve the present relationships with the customers and suppliers of the Purchased Business and others with whom the Purchased Business has business relations;

          (iii) maintain the Premises, plants, buildings, structures and other improvements and machinery and equipment constituting any of the Purchased Assets in good operating condition and repair, except for wear and tear in the ordinary course of business;

          (iv) meet the contractual obligations of the Purchased Business and perform and pay its obligations as they mature in the ordinary course of business except as otherwise consented to by AMI Semi, such consent not to be unreasonably withheld or delayed;

          (v) make payments and filings required to continue the Registered Intellectual Property and continue to prosecute and maintain all pending applications therefor in all jurisdictions in which such applications are pending; comply in all material respects with all judgments, all laws, statutes, rules, ordinances and regulations promulgated by any Governmental Authority and all Permits applicable to the conduct of the Purchased Business or the ownership or operation of the Purchased Assets or the Premises, and maintain, and prosecute applications for, such Permits and pay all Taxes, assessments and other charges applicable thereto when due, except for any Taxes that are being contested in good faith by such Vendor;

          (vi) promptly advise the Purchasers in writing of any Material Adverse Effect with respect to the Purchased Business;

          (vii) except as permitted under this Section 8.4, not take any action, or omit to take any action, that would result in any of Vendors' or Flex USA's representations and warranties made herein being inaccurate in any material respect at the time of such action or omission as if made at and as of such time; and

          (viii) give notice to the Purchasers promptly upon becoming aware of any inaccuracy of any of Vendors' or Flex USA's representations or warranties made herein or in the Disclosure Letter (any such notice to describe such inaccuracy in reasonable detail).

     (b) Continue Insurance. Each Vendor shall continue to maintain in full force and effect all policies of insurance or renewals thereof now in effect, shall take out, at the expense of the Purchasers, such additional insurance as may be reasonably requested by the Purchasers and shall give all notices and present all claims under all policies of insurance in a due and timely fashion;

     (c) Regulatory Consents. Each Vendor shall use its commercially reasonable efforts to obtain any necessary consents or approvals from all appropriate federal, provincial, municipal or other governmental or regulatory bodies necessary to effect the transaction contemplated hereby;

     (d) Contractual Consents. Each Vendor shall use its commercially reasonable efforts to give or obtain, at or prior to the Time of Closing, the notices, consents and approvals described in Schedule
          5.16 to the Disclosure Letter;

     (e) Preserve Goodwill. Each Vendor shall use its commercially reasonable efforts to preserve intact the Purchased Business and Purchased Assets and to carry on the Purchased Business as currently conducted, and each Vendor shall use its commercially reasonable efforts to promote and preserve for the Purchasers the goodwill of suppliers, customers and others having business relations with such Vendor;

     (f) Discharge Liabilities. Each Vendor shall pay and discharge the liabilities of such Vendor relating to the Purchased Business when due in the ordinary and normal course of business in accordance and consistent with the previous practice of such Vendor, except those being contested in good faith by such Vendor;

     (g) Corporate Action. Each Vendor shall use its commercially reasonable efforts to take or cause to be taken all necessary corporate action, steps and proceedings to approve or authorize validly and effectively the transfer of the Purchased Assets to the Purchaser and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and to cause all necessary approvals of the Board of Directors and shareholders of such Vendor to be obtained with respect thereto; and

     (h) Commercially Reasonable Efforts. Each Vendor shall use its commercially reasonable efforts to satisfy the conditions contained in
          Section 10.2.

     8.5  DELIVERY OF CONVEYANCING DOCUMENTS

          Each Vendor shall deliver to the Purchasers all necessary deeds, conveyances, bills of sale, assurances, transfers, assignments and any other documentation necessary or reasonably required to transfer the Purchased Assets to the Purchasers with a good and marketable title, free and clear of all Encumbrances whatsoever except for Permitted Encumbrances.

     8.6  DELIVERY OF CLOSING DOCUMENTATION

          Each of FlexSemi and Flex USA shall deliver to the Purchasers a certificate of status and two copies, certified by a senior officer of Flex Semi or Flex USA, as the case may be, as of the Closing Date, of its certificate of incorporation, and by-laws and of the resolutions of the Board of Directors and shareholders of such entities authorizing the execution, delivery and performance by FlexSemi or Flex USA, as the case may be, of this Agreement and any agreements to be entered into by any of them as expressly contemplated by this Agreement.

     8.7  CONSENTS TO ASSIGNMENT

          If any of the Purchased Assets or any claim, right or benefit thereunder (collectively, the "RIGHTS") is not by its terms assignable or transferable or is not assignable or transferable without the consent, approval or waiver of any person who is not a party hereto and such consent, approval or waiver has not been obtained at or prior to the Time of Closing, or the assignment or transfer thereof to the Purchasers would constitute a breach of any Contract, law, statute, ordinance, regulation, rule, judgment, decree or order, then such Purchased Assets shall not be assigned to the Purchasers until, if applicable, any such consent, approval or waiver of such third party has been obtained and pending receipt thereof, the relevant Vendor shall hold such Purchased Assets or Rights, as the case may be, and all benefits derived thereunder and therefrom in trust for the Purchasers subject to the performance by the Purchasers of all obligations related to such Purchased Assets. Until such consent is obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of the Vendors or the Purchasers thereunder so that the Purchasers would not in fact receive all such Rights, the Purchasers and the Vendors will cooperate with each other in any arrangement designed to provide for the Purchasers the benefits of any such Contract or Right. For a period of three months following the Time of Closing, each Vendor shall continue to use its commercially reasonable efforts to obtain, where possible, as the Purchasers may direct, acting reasonably, any necessary consents, approvals or waivers to the assignment or transfer of the Purchased Assets or Rights, as the case may be, to the Purchasers following the Time of Closing provided that in the event that any payment or other consideration must be paid to any third party in order to obtain any such consent, approval or waiver, AMI Semi and FlexUSA shall discuss such payment or other consideration and, if both parties agree that such payment or other consideration is reasonable and appropriate, the parties shall share the cost thereof equally. Until such consent, approval or waiver has been obtained or if it cannot be obtained, in each case to the extent permissible under the applicable Contract, law, statute, ordinance, regulation, rule, judgment, decree or order, each Vendor shall continue to comply with the terms and provisions of the Rights and to maintain the existence of the Purchased Assets or Rights, as the case may be, to maintain the existence of such Rights subject in each case to the Purchasers' performance of any obligations of such Vendor necessary to maintain such Rights, and shall take all such actions and do or cause to be done all such things as the Purchasers may reasonably direct, at the Purchasers' expense, in order to preserve such Purchased Assets or Rights, as the case may be, and provide the benefits thereof to the Purchasers, including collecting and paying promptly to the Purchasers all monies payable under or in respect of such Purchased Assets or Rights, as the case may be, and enforcing at the request and expense of the Purchasers, or terminating at the direction of the Purchasers, any such Rights.

     8.8  REGULATORY APPROVALS.

          (a) Each of the Vendors and Flex USA shall promptly execute and file, or join in the execution and filing of, any application, notification (including any notification or provision of information, if any, that may be required under HSR or applicable foreign antitrust laws) or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority which may be reasonably required, or which the Purchasers may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Each Vendor and Flex USA shall use commercially reasonable efforts to obtain, and to cooperate with the Purchasers to promptly obtain, all such authorizations, approvals and consents and shall share equally with the Purchasers any associated filing fees with respect to such authorizations, approvals and consents. If a Vendor, Flex USA or any affiliate of a Vendor receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then the Vendor shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. The Vendor shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the Purchasers.

          (b) The Purchasers and AMIS Parentco shall promptly execute and file, or join in the execution and filing of, any application, notification (including any notification or provision of information, if any, that may be required under the HSR Act or applicable foreign antitrust laws) or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority which may be reasonably required in connection with the consummation of the transactions contemplated by this Agreement. The Purchasers and AMIS Parentco shall use commercially reasonable efforts to obtain all such authorizations, approvals and consents and shall share equally with the Vendors any associated filing fees with respect to such authorizations, approvals and consents. The Purchasers shall promptly inform the Vendors of any material communication between the Purchasers, AMIS Parentco and any Governmental Authority regarding any of the transactions contemplated hereby. If the Purchasers, AMIS Parentco or any affiliate of such entities receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then the Purchasers and/or AMIS Parentco shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. The Purchasers shall direct, in their sole discretion, the making of such response, but shall consider in good faith the views of the Vendors and Flex USA.

     8.9  ACTIONS BY THE PURCHASERS

          Each of the Purchasers and AMIS Parentco shall use its commercially reasonable efforts to take or cause to be taken all necessary corporate action, steps and proceedings to approve or authorize validly and effectively consummate and make effective transactions contemplated hereby and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and to cause all necessary approvals of the Board of Directors of such Purchaser or Parentco to be obtained with respect thereto. Each Purchaser shall use its commercially reasonable efforts to satisfy the conditions contained in Section 10.3.

     8.10 AGREEMENT REGARDING CERTAIN ROYALTIES

          Flex USA agrees that it will reimburse AMI Semi for one-half of the royalties paid by AMI Semi or an Affiliate of AMI Semi pursuant to the provisions of the Asset Purchase and Royalty Agreement (the "APRA") dated May 6, 2003 between Simix B.V. and Flex Semi (which is being assumed by the Purchasers pursuant this Agreement). AMI Semi shall bill Flex USA no more frequently than once each calendar quarter for one-half of the royalties actually paid by AMI Semi or an Affiliate of AMI to Simix B.V. under the APRA and Flex USA shall pay such amount within thirty days of its receipt of AMI Semi's bill, provided that in no event shall Flex USA be obligated to pay AMI Semi or its Affiliates more than $100,000 under this Section 8.10.

                                    ARTICLE 9
                                EMPLOYEE MATTERS

     9.1  OFFERS OF EMPLOYMENT

     (a) Schedule 9.1(a) sets forth the employees of the Purchased Business as of June 13, 2005 (the "EMPLOYEES").

     (b) A Purchaser or an Affiliate of a Purchaser has offered regular full-time employment (contingent upon the closing of this transaction) to those Employees who are listed on Schedule 9.1(b) (the "OFFERED EMPLOYEES") and who are employees of the Purchased Business on the Closing Date in accordance with the terms and conditions of this
          Article 9 consistent with such Purchaser's or Affiliate's, as the case may be, then-existing employment practices. Schedule 9.1(b) contains a list of the names of the Offered Employees as of the date of this Agreement, together with the date of hire, title or classification of each such person, the rate of salary or hourly pay at Flex USA, or a Vendor, as the case may be, any commission or bonus entitlements and any other cash remuneration payable by Flex USA or a Vendor, as the case may be, to each such person as of such date, and any planned wage increases for any Offered Employee up to and including October 31, 2005. Within one week following the Closing, Flex USA shall deliver to AMIS a schedule setting forth the amount of any social security taxes withheld from each Transferred Employee (as defined in Section 9.3 below) during the calendar year up to and including the Closing Date and the amount of any contributions made by such Transferred Employee to any Flex USA 401k plan during the calendar year up to and including the Closing Date.

     (c) Schedule 9.1(c) contains the name of and the corresponding severance costs for (i) each Employee to whom a Purchaser or an Affiliate of a Purchaser did not make an offer of employment (each a "NON-OFFERED EMPLOYEE"), and (ii) each Offered Employee who is not a Transferred Employee and with respect to whom both AMI Semi and Flex USA agree that the employment offer made by a Purchaser or an Affiliate of a Purchaser is not on terms substantially similar to (or better than) the terms that such Offered Employee enjoys pursuant to his or her current employment with a Vendor or an Affiliate of a Vendor with respect to core job responsibilities, location and aggregate cash compensation (which includes rate of salary or hourly pay and any commission or bonus opportunity) (each a "LESSER OFFERED EMPLOYEE"). In the event that the terms of the employment offer to any Non-Offered Employee or any Lesser Offered Employee changes after the date of this Agreement but prior to the Closing Date, AMI Semi shall notify Flex USA in writing of the change, specifying the details of the change. Flex USA and AMI Semi shall discuss such changes within two Business Days of AMI Semi's notice and will agree upon whether the new offer is substantially similar to (or better than) the terms that such Offered Employee enjoys pursuant to his or her current employment with a Vendor or an Affiliate of a Vendor with respect to core job responsibilities, location and aggregate cash compensation, and will amend Schedule 9.1(c) accordingly.

     9.2  OFFERED EMPLOYEES

     (a) Flex Semi and each Vendor covenants and agrees to work with and provide all commercially reasonable assistance to the Purchasers in procuring the employment by the Purchasers of the Offered Employees.

     (b) Each Vendor shall continue to employ each of the Offered Employees until the Closing Date except for any such employee who, at any time prior to the Closing Date, is terminated for cause, voluntarily resigns, retires, or dies. Neither any Vendor nor Flex USA will make any material changes in employment positions, levels or terms, including but not limited to compensation, benefits, bonus programs, or severance plans for any Offered Employee without the Purchasers' written consent, which consent shall not be unreasonably withheld or delayed.

     (c) At the Closing, for each Transferred Employee and for each Employee providing services on a transition basis following the Closing under the terms of the Transition Services Agreement (a "TRANSITION EMPLOYEE"), Flex USA shall set aside an amount equal to the value of the unvested, unexercised, in-the-money employee stock options granted to such Transferred Employee or Transition Employee on or prior to December 31, 2004 pursuant to any of the Flextronics International Ltd. equity incentive plans (other than outstanding options under the SEMI, DII Group or Orbit equity incentive plans that were assumed by Flextronics International in connection with corporate merger and acquisition transactions) and held by such Transferred Employee or Transition Employee as of the Closing Date. For each Transferred Employee and Transition Employee, such amount is referred to as the "OPTION HOLDBACK AMOUNT." The total Option Holdback Amount for all of the Transferred Employees and Transition Employees combined is referred to as the "AGGREGATE OPTION HOLDBACK AMOUNT." In the event that, prior to the first anniversary of the Closing Date, any Transferred Employee's employment with a Purchaser or an Affiliate of a Purchaser terminates for any reason, the Purchaser or Affiliate shall promptly notify Flex USA in writing. Such notice shall specify for each such Transferred Employee whether the termination was by the Transferred Employee or by the Purchaser or Affiliate and, if it was by the Purchaser of Affiliate, whether such termination was with or without cause. If the notice indicates that the termination was by (i) the Transferred Employee, or (ii) the Purchaser or Affiliate with cause, the Option Holdback Amount being held by Flex USA with respect to such Transferred Employee shall forfeited to and retained by Flex USA. If the notice indicates that the termination was by the Purchaser or Affiliate without cause, Flex USA shall promptly pay the Option Holdback Amount to the Transferred Employee. Upon the request of Flex USA, AMI Semi shall provide appropriately detailed documentation or other evidence substantiating the basis upon which the employment of the relevant Transferred Employee was terminated. Promptly following the first anniversary of the Closing, Flex USA shall pay the applicable Option Holdback Amount to each Transferred Employee for whom Flex USA has not received a notification of termination from any Purchaser or its Affiliate by the first anniversary of the Closing Date. In the event that, prior to the date of termination of the services to be provided by a Transition Employee under the terms of the Transition Services Agreement (the "Service Termination Date"), such Transition Employee's employment with Flex USA or any of its Affiliates is terminated (i) by such Transition Employee, or (ii) by Flex USA or such Affiliate, as applicable, with cause, the Option Holdback Amount being held by Flex USA with respect to such Transition Employee shall forfeited to and retained by Flex USA. If a Transition Employee's employment with Flex USA or any of its Affiliates is terminated by Flex USA or such Affiliate without cause prior to the Service Termination Date, Flex USA shall promptly pay the Option Holdback Amount to the Transition Employee. Promptly following the Service Termination Date, Flex USA shall pay the applicable Option Holdback Amount to each Transition Employee who has remained employed by Flex USA or its Affiliate through the Service Termination Date.

     (d) On or prior to the Closing, Purchasers have offered to Offered Employees and Transition Employees cash retention bonuses designed to provide the Transferred Employees and Transition Employees with aggregate retention bonuses of up to $1,000,000 minus the Aggregate Option Holdback Amount if they remain in the long-term or short-term employment, as applicable, of a Purchaser or an Affiliate of a Purchaser.

     9.3  TRANSFERRED EMPLOYEES

     (a) Those Offered Employees who accept a Purchaser's employment offers and are hired by a Purchaser on the Closing Date (the "TRANSFERRED EMPLOYEES") shall cease to accrue benefits under any Vendor's retirement, pension, vacation, bonus, incentive and all other Employee Benefit Plans (the "VENDOR EMPLOYEE PLANS") as of the Closing Date. The Transferred Employees shall participate in the retirement, pension, vacation, bonus, incentive and all other employee benefit plans of the Purchaser or the hiring Affiliate as of the Closing Date, to the extent that such plans exist in the country of employment, upon the same terms and conditions (including plan eligibility requirements) as current employees of the Purchaser or the hiring Affiliate participating in such plans. The effective date for such participation shall be the Closing Date, unless it is impractical, or not permitted under the applicable plan, for such participation to begin on that date, in which case such participation shall begin as soon after the Closing Date as is practicable or permitted. The hiring Purchaser shall provide each Transferred Employee and his or her eligible dependents such credit as the Vendor or Flex USA, as the case may be, who employed such Transferred Employee during the period from June 13, 2005 until the Closing Date recognized as such Transferred Employee's length of service against any service and waiting period requirements under any of such Purchaser's employee benefit plans and such Purchaser shall use reasonable commercial efforts to cause the insurers of its applicable employee benefit plans to waive any limitations on benefits relating to any pre-existing condition exclusions. Flex USA represents and warrants that Schedule 9.3(a) identifies each Vendor Employee Plan in which any of the Employees are entitled to participate.

     (b)  Intentionally left blank.

     (c)  The Vendors represent and warrant that:

          (i) Schedule 9.3(c) lists all Transferred Employees who have been absent continually from work for a period in excess of one month as of the date of this Agreement, as well as the reason for their absence;

          (ii) Except as set forth in Schedule 5.18 to the Disclosure Letter, there are no complaints, claims or charges by any Offered Employee outstanding, or to the knowledge of any Vendor, threatened, nor are there any orders, decisions, currently registered or outstanding by any tribunal or agency against or in respect of any Vendor under or in respect of any employment laws with respect to any Offered Employee.

          (iii) Each Vendor is in material compliance with any applicable employment laws with respect to the Offered Employees.

     9.4  EMPLOYEE ACCRUALS

          Each Vendor will pay when due all accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, pension plan premiums, accrued wages, salaries and commissions and employee benefit plan payments arising with respect to the employment by such Vendor of any Employees through the Closing Date.

     9.5  EMPLOYEE INFORMATION

          For the calendar year in which the Closing occurs, any Purchaser or Affiliate of a Purchaser who employed a Transferred Employee during said year shall report all wages paid and taxes withheld by such Purchaser or Affiliate, and any Vendor or Flex USA or Affiliate of a Vendor for Flex USA who employed any Transferred Employees during said year shall report all wages paid and taxes withheld by such Vendor, Flex USA or Affiliate.

     9.6  SEVERED NON-OFFERED EMPLOYEE SEVERANCE COSTS

          In the event that any Vendor or Flex USA incurs Reimbursable Severance Costs (i) between June 13, 2005 and the expiration of 45 days following the Closing Date with respect to Severed Non-Offered Employees who are not providing services to the Purchasers under the Transition Services Agreement, or (ii) on the date of termination of the transition service period or within 30 days thereafter with respect to a Severed Non-Offered Employee who is providing services to the Purchasers under the Transition Services Agreement, Flex USA shall provide an accounting to AMI Semi identifying each Severed Non-Offered Employee for which Reimbursable Severance Costs are being sought and for each such Severed Non-Offered Employee the date of termination and the amount of Reimbursable Severance Costs paid (which shall not be more than the applicable amount set forth in Schedule 9.1(c)) (the "REIMBURSABLE SEVERANCE COST ACCOUNTING"). FlexSemi shall provide a Reimbursable Severance Cost Accounting to AMI Semi on a monthly basis commencing on the Closing Date. Each such Reimbursable Severance Cost Accounting shall include the required data for all Severed Non-Offered Employees terminated by any Vendor or Flex USA prior to the date of the Reimbursable Severance Cost Accounting and since the date of the previous Reimbursable Severance Cost Accounting, if any. If AMI Semi agrees with the Reimbursable Severance Costs as set forth in a Reimbursable Severance Cost Accounting, AMI Semi shall pay the amount of the Reimbursable Severance Costs stated therein to Flex USA within thirty days after AMI Semi's receipt of the Reimbursable Severance Costs Accounting. If AMI Semi disputes the Reimbursable Severance Costs as set forth in a Reimbursable Severance Cost Accounting, AMI Semi shall, within twenty (20) days after receipt of the Reimbursable Severance Cost Accounting from Flex USA provide Flex USA with a written statement setting out in reasonable detail all of its proposed adjustments to the Reimbursable Severance Cost Accounting and their proposed adjustments to the Reimbursable Severance Costs. If Flex USA agrees with the proposed adjustments, Flex USA shall so notify Ami Semi in writing and AMI Semi shall pay the amount of the adjusted Reimbursable Severance Costs as agreed with Flex USA within thirty days after AMI Semi's receipt of the Reimbursable Severance Cost Accounting. If Flex USA disputes the proposed adjustments, Flex USA shall have twenty (20) days after delivery of the written statement of adjustments from AMI Semi to object in writing thereto, setting out in detail Flex USA's objections to such proposed adjustments and the alternative adjustments, if any, proposed by Flex USA. AMI Semi and Flex USA shall use commercially reasonable efforts to resolve the dispute and if they come to an agreement, the agreed upon Reimbursable Severance Costs shall be deemed to be final. If a final resolution is not agreed upon within ten (10) days after Flex USA delivers its written objections to AMI Semi, AMI Semi and Flex USA shall promptly engage an independent employee compensation consultant to resolve the dispute. In making its determination, the consultant shall consider only the items or amounts in dispute (and, to the extent required, any other items or amounts necessary to derive the disputed items or amounts). The costs and expenses of the consultant shall be borne by the party whose initial position with respect to the calculation of Reimbursable Severance Costs is furthest from the consultant's determination of such amount. The consultant shall make a determination of the Reimbursable Severance Costs and shall deliver such determination to the parties no later than thirty (30) days following appointment. The consultant's decision shall be final and binding upon the parties. AMI Semi shall pay Flex USA the amount of the Reimbursable Severance Costs as determined by the consultant no later than ten (10) days after their receipt of the consultant's determination.

     9.7  TERMINATION OF EMPLOYEES

          Flex USA and the Vendors shall have sole responsibility for compliance with the requirements of the WARN Act, as amended, and any other state, federal or local requirements with respect to any termination of employment of Employees ("TERMINATION STATUTES") in connection with the transactions contemplated by this Agreement provided that, to the extent that the termination of employment by Seller of any Severed Non-Offered Employee upon or following the termination by the Purchaser of the services being performed by such Severed Non-Offered Employee under the Transition Services Agreement (without consideration of the effect of any terminations of employment of any person other than the Severed Non-Offered Employee or the Employees by the Vendors or Flex USA or any Affiliate of a Vendor or Flex USA) would cause a Termination Statute to apply, the Purchasers on behalf of themselves and their Affiliates agree to allow any notice period imposed by such Termination Statute to be worked by the affected Severed Non-Offered Employees, or paid for by the Purchasers, prior to the termination of the transition services of such employees under the Transition Services Agreement.

     9.8  NO HIRE; NO COMPETE

          Each Vendor and Flex USA agrees on behalf of itself and its Affiliates that neither it nor any of its Affiliates shall offer to hire or employ or actually hire or employ any Offered Employee for a period of three years after the Closing Date, unless prior written consent is given by the Senior Vice President of Human Resources of AMI Semi. Each of the Vendors and Flex USA agrees on behalf of itself and its Affiliates that, for a period of two years after the Closing Date, neither it nor any of its Affiliates will, directly or indirectly, solicit or attempt to solicit the trade of any individual or entity which, as of the date of this Agreement, is known to such Vendor, Flex USA or such Affiliate to be a customer of a Purchaser or an Affiliate of a Purchaser, provided, however, that (i) this limitation shall only apply with respect to the sale to such customer of any product or service which is in direct competition with a product or service developed, offered or sold by the Purchased Business as of the Closing Date; (ii) in no event shall this limitation preclude any Vendor, Flex USA or any Affiliate of either from developing FPGA and ASIC devices for internal use within the Flextronics group of companies and for incorporation of such devices into other products, and sale of such products to, any customer or other party (regardless of whether such customer or other party is a customer of a Purchaser or an Affiliate of a Purchaser) that are not directly competitive with the products sold by the Purchased Business as of the Closing Date, (iii) in no event shall this limitation be applicable to (A) any of the entities listed in Schedule 9.8 hereto to the extent that any such entity is considered an Affiliate of any Vendor or Flex USA, (B) any entity in which any Vendor, Flex USA or any of their respective Affiliates collectively hold fifty percent or less of the voting securities of such entity or (C) any entity, or the business operations of any entity, acquired by any Vendor, Flex USA or any of their respective Affiliates, in each case, whose primary business does not involve the sale of products or services which are directly competitive with any product or service developed, offered or sold by the Purchased Business as of the Closing Date.

                                   ARTICLE 10
                              CONDITIONS OF CLOSING

     10.1 MUTUAL CONDITIONS PRECEDENT

          The sale and purchase of the Purchased Assets is subject to the following terms and conditions for the benefit of any Vendor, Flex USA, the Purchasers and AMIS Parentco (provided that no party may rely on the non-satisfaction or non-fulfilment of any such term or condition to the extent that such non-satisfaction or non-fulfilment resulted from any material misrepresentation or material breach of warranty or covenant hereunder by such party), to be performed or fulfilled at or prior to the Time of Closing (which conditions may be waived, in whole or in part, in writing by the parties):

     (a) No Action or Proceeding Regarding Completion of Transaction. No legal or regulatory action or proceeding shall be pending by any person to enjoin, restrict or prohibit the consummation of the transactions contemplated hereby;

     (b) No Action or Proceeding Regarding Carrying-on of the Purchased Business. No legal or regulatory action or proceeding shall be pending by any person which would enjoin, restrict, prohibit or materially adversely affect the Purchasers from carrying on the Purchased Business on or after the Closing Date in materially the same manner as the Vendors or Flex USA carried on the Purchased Business up to the Closing Date;

     (c) Regulatory Consents. There shall have been obtained from all appropriate Governmental Authorities such licenses, permits, consents, approvals, certificates, registrations and authorizations as are required to be obtained by the parties to permit the consummation of the transactions contemplated hereby and to permit the Purchasers to conduct the Purchased Business after the Effective Time, including for clarity the expiration or termination of any requisite waiting period (and any extension thereof) applicable to the consummation of the transaction under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and any other applicable competition, merger, control, antitrust or similar law.

     10.2 CONDITIONS OF CLOSING IN FAVOR OF THE PURCHASERS AND AMIS PARENTCO

          The sale and purchase of the Purchased Assets is subject to the following conditions for the exclusive benefit of the Purchasers and AMIS Parentco, to be performed or fulfilled at or prior to the Time of Closing (which conditions may be waived, in whole or in part, by the written consent of AMIS Parentco):

     (a) Representations and Warranties. The representations and warranties of the Vendors and Flex USA contained in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) at the Time of Closing with the same force and effect as if such representations and warranties had been made at and as of such time (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date) and a certificate of a duly authorized officer of each Vendor and Flex USA, dated the Closing Date, to that effect shall have been delivered to the Purchasers, such certificate to be in the form reasonably agreed to by the counsel for Flex USA and the counsel for AMIS Parentco;

     (b) Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by any Vendor or Flex USA at or before the Time of Closing shall have been complied with or performed in all material respects, and a certificate of a duly authorized officer of each Vendor and Flex USA, dated the Closing Date, to that effect shall have been delivered to the Purchasers, such certificate to be in the form reasonably agreed to by the counsel for Flex USA and the counsel for AMIS Parentco;

     (c) Consents. The Vendors or Flex USA shall have given or obtained the notices, consents and approvals described in Schedule 10.2(c), in each case in form and substance reasonably satisfactory to the Purchasers;

     (d) Financial Statements. FlexSemi or Flex USA shall have delivered to the Purchasers the Financial Statements as well as unaudited financial statements for the Purchased Business for the period from April 1, 2005 through the nearest fiscal quarter completed prior to the Closing, such unaudited financial statements having been prepared in accordance with GAAP and on the same basis as the Financial Statements (except that such unaudited financial statements will not contain footnotes).

If any of the conditions contained in this Section 10.2, shall not be performed or fulfilled at or prior to October 31, 2005 to the satisfaction of the Purchasers and AMIS Parentco, the Purchasers and AMIS Parentco, by notice to FlexSemi and Flex USA, may terminate this Agreement and the obligations of each Vendor, Flex USA and the Purchasers and AMIS Parentco under this Agreement shall be terminated and the Purchasers and/or AMIS Parentco may also bring an action pursuant to Article 12 against any Vendor and/or Flex USA for (a) all Losses suffered by the Purchasers and/or AMIS Parentco where the non-performance or non-fulfilment of the relevant condition is as a result of a wilful breach of covenant, representation or warranty by any Vendor or Flex USA, or (b) any reasonable legal expenses incurred by the Purchasers and/or AMIS in connection with the negotiation of this Agreement and the transactions contemplated by this Agreement (but excluding any expenses incurred with obtaining financing for the purpose of completing the transactions contemplated by this Agreement) where the non-performance or non-fulfilment of the relevant condition is as a result of a negligent breach of covenant, representation or warranty by any Vendor or Flex USA. Any such condition which is waived in whole or in part by the Purchasers or AMIS Parentco shall be with prejudice to any claims it may have for breach of covenant, representation or warranty.

     10.3 CONDITIONS OF CLOSING IN FAVOR OF THE VENDORS AND FLEX USA

          The sale and purchase of the Purchased Assets is subject to the following conditions for the exclusive benefit of the Vendors and Flex USA, to be performed or fulfilled at or prior to the Time of Closing (which conditions may be waived, in whole or in part, by the written consent of FlexSemi or Flex
USA):

     (a) Representations and Warranties. The representations and warranties of the Purchasers and AMIS Parentco contained in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) at the Time of Closing with the same force and effect as if such representations and warranties were made at and as of such time (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date) and a certificate of a duly authorized representative of each of the Purchasers and AMIS Parentco, dated the Closing Date, to that effect shall have been delivered to any Vendor, such certificate to be in the form agreed to by the counsel for Flex USA and the counsel for AMIS Parentco;

     (b) Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchasers or AMIS Parentco at or before the Time of Closing shall have been complied with or performed in all material respects, and a certificate of a duly authorized representative of the Purchasers or AMIS Parentco, dated the Closing Date, to that effect shall have been delivered to Flex Semi and Flex USA, such certificate to be in the form reasonably agreed to by the counsel for Flex USA and the counsel for AMIS Parentco;

     (c) Legal Matters. All instruments and documents required to implement this Agreement, or instrumental thereto, shall have been approved as to form and legality by the counsel for any Vendor and Flex USA, which approval shall not be unreasonably withheld or delayed; and

     (d)  Payments. The Purchasers shall have made the payment referred to in
          Section 3.2.

If any of the conditions contained in this Section 10.3 shall not be performed or fulfilled on or prior to October 31, 2005 to the satisfaction of FlexSemi and Flex USA, FlexSemi and Flex USA, by notice to the Purchasers and AMIS Parentco, may terminate this Agreement and the obligations of each Vendor, Flex USA and the Purchasers and AMIS Parentco under this Agreement shall be terminated and any Vendor and/or Flex USA may also bring an action pursuant to Article 12 against the any Purchaser or AMIS Parentco for (a) all Losses suffered by such Vendor and/or Flex USA where the non-performance or non-fulfilment of the relevant condition is as a result of a wilful breach of covenant, representation or warranty by any Purchaser or AMIS Parentco, or (b) any reasonable legal expenses incurred by any Vendor and/or Flex USA in connection with the negotiation of this Agreement and the transactions contemplated by this Agreement where the non-performance or non-fulfilment of the relevant condition is as a result of a negligent breach of covenant, representation or warranty by any Purchaser or AMIS Parentco. Any such condition which is waived in whole or in part by a Vendor or Flex USA shall be with prejudice to any claims it may have for breach of covenant, representation or warranty.

                                   ARTICLE 11
                     CLOSING DATE AND TRANSFER OF POSSESSION

     11.1 PLACE OF CLOSING

          The closing shall take effect at the Time of Closing at the offices of Fenwick and West, Mountain View, California, or at such other place or time as the Purchasers and Flex USA may agree upon in writing.

     11.2 TRANSFER

          Subject to compliance with the terms and conditions hereof, the transfer of possession of the Purchased Assets shall be deemed to take effect as at the Effective Time.

     11.3 FURTHER ASSURANCES

          From time to time subsequent to the Closing Date, each party covenants and agrees that at all times after the Closing Date, at the expense of the requesting party, it will promptly execute and deliver all such documents, including all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as the other party, acting reasonably, from time to time may request be executed or done in order to evidence better or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby.

     11.4 RISK OF LOSS

          From the date hereof up to the Time of Closing, the Purchased Assets shall be and remain at the risk of the Vendors. If, prior to the Time of Closing, all or any part of the Purchased Assets are destroyed or damaged by fire or any other casualty or shall be appropriated, expropriated or seized by Governmental Authority or other lawful authority, unless the Purchasers terminate their obligations under this Agreement as contemplated by Section 10.2, the Purchasers shall complete the purchase without reduction of the Purchase Price, in which event all proceeds of insurance or compensation for expropriation or seizure shall be paid to the Purchasers at the Time of Closing and all right and claim of the Vendors to any such amounts not paid by the Closing Date shall be assigned at the Time of Closing to the Purchasers.

                                   ARTICLE 12
                                 INDEMNIFICATION

     12.1 INDEMNIFICATION BY THE VENDORS AND FLEX USA

          Each of the Vendors and Flex USA shall, jointly and severally, indemnify and save harmless each Purchaser, AMIS Parentco, their successors and its or their directors, officers, shareholders, Affiliates, employees, and agents from and against any and all Losses suffered or incurred by such party as a result of or arising directly or indirectly out of or in connection with:

     (a) any breach by any Vendor or Flex USA or any inaccuracy of any representation or warranty of any Vendor or Flex USA contained in this Agreement or in any agreement, instrument or certificate delivered pursuant hereto (provided that any Vendor and Flex USA shall not be required to indemnify or save harmless the Purchasers or AMIS Parentco in respect of any such breach or inaccuracy of any representation or warranty unless a Purchaser or AMIS Parentco shall have provided notice to any Vendor or Flex USA in accordance with Section 12.3 on or prior to the expiration of the survival period for such representation and warranty set out in Section 7.1);

     (b) any breach or non-performance by any Vendor or Flex USA of any covenant to be performed by it which is contained in this Agreement or in any agreement, instrument or certificate delivered pursuant hereto;

     (c) any liabilities, obligations or commitments of any Vendor or Flex USA (whether accrued, contingent or otherwise and whether or not determined or determinable) related to the Purchased Business, the Transferred Leased Properties, the Premises or the Purchased Assets, other than the Assumed Liabilities, existing at or prior to the Effective Time (including any liability or obligation of any Vendor that becomes a liability of a Purchaser under any common law doctrine of de facto merger or of successor liability);

     (d) any product liability claims, warranty claims or other claims with respect to the compliance with specifications or orders of any Vendor Products or any services offered by the Purchased Business prior to the Effective Time, except to the extent assumed by the Purchasers under Section 4.1(d);

     (e) any claims by any employees of the Purchased Business arising out of such employees' employment with any Vendor or Flex USA, including claims with respect to any Vendor Employee Plans;

     (f) any event occurring or any condition existing at or prior to the Effective Time relating to the Purchased Business, the Transferred Leased Properties, the Premises or the Purchased Assets which now or hereafter constitutes a violation of, or gives rise to any liability under, any Environmental Laws;

     (g) any Release of any Hazardous Substances in, on, under or from the Leased Property, the Premises or the Purchased Assets and whether by any Vendor, Flex USA or any other person prior to the Effective Time and for greater certainty, whether or not known at the Closing Date;

     (h) any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for or on behalf of any Vendor and Flex USA with respect to the transactions contemplated by this Agreement;

     (i) any claim by a third party alleging that the Transferred Intellectual Property owned by the Vendors immediately prior to Closing infringes an Intellectual Property right of such third party to the extent that the claim arises from actions of the Vendors occurring prior to the Time of Closing; and

     (j) any other claim by any third party relating to the Purchased Business that is based on actions of the Vendors occurring prior to the Closing.

     12.2 INDEMNIFICATION BY THE PURCHASERS AND AMIS PARENTCO

          The Purchasers and AMIS Parentco shall, jointly and severally, indemnify and save harmless each of any Vendor, Flex USA, their successors and its or their directors, officers, shareholders, Affiliates, employees and agents from and against any and all Losses suffered or incurred by such party as a result of or arising directly or indirectly out of or in connection with:

     (a) any breach by a Purchaser or AMIS Parentco of or any inaccuracy of any representation or warranty of a Purchaser or AMIS Parentco contained in this Agreement or in any agreement, instrument or certificate delivered pursuant hereto (provided that the Purchasers and AMIS Parentco shall not be required to indemnify or save harmless any Vendor and Flex USA in respect of any breach or inaccuracy of any representation or warranty unless such Vendor or Flex USA shall have provided notice to a Purchaser or AMIS Parentco in accordance with
          Section 12.3 on or prior to the expiration of the survival period for such representation and warranty set out in Section 7.1);

     (b) any breach or non-performance by a Purchaser or AMIS Parentco of any covenant to be performed by it which is contained in this Agreement or in any agreement, instrument or certificate delivered pursuant hereto;

     (c) any failure by a Purchaser to pay, satisfy, discharge, perform or fulfil any of the Assumed Liabilities in a timely manner;

     (d) any claims by any Transferred Employee of the Purchased Business arising out of such employees' employment with any Purchaser or AMIS Parentco, including claims with respect to any employee benefit plan of a Purchaser or AMIS Parentco and any claims by any Israeli Transferred Employee with respect to the any portion of the Israeli Transferred Employee Accrual that is transferred by FlexSemi Israel to the Purchasers hereunder (but not including any claim with respect to fact of or the amounts of any accrual occurring or owing prior to the Closing Date); and

     (e) any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for or on behalf of a Purchaser or AMIS Parentco; and

     (f) any claim by any third party relating to the Purchased Business that is based on actions of the Purchasers occurring after the Closing.

     12.3 NOTICE OF CLAIM

          In the event that any party (the "INDEMNIFIED PARTY") shall assert a First Party Claim or become aware of any Third Party Claim in respect of which another party (the

"INDEMNIFYING PARTY") agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a Claim asserted by a third person against the Indemnified Party (a "THIRD PARTY CLAIM") or whether the Claim is asserted by the Indemnified Party (a "FIRST PARTY CLAIM"), and shall also specify with reasonable particularity (to the extent that the information is available):

     (a) which Indemnified Party has incurred or paid, or reasonably anticipates that it may incur or pay, Losses;

     (b) the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred or paid may be the maximum amount reasonably anticipated by the Indemnified Party to be incurred or paid); and

     (c) the individual items of such Indemnifiable Damages included in the amount so stated, the nature of the claim to which such Indemnifiable Damages are related and the basis for the Claim against the Indemnifying Party hereunder with respect thereto.

If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to contest effectively the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis.

     12.4 FIRST PARTY CLAIMS

          With respect to any First Party Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 60 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information and access to personnel as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such 60-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to dispute resolution pursuant to the provisions of
Section 13.1.

     12.5 THIRD PARTY CLAIMS

          With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defense of the Claim. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in, but not control, the negotiation, settlement or defense of such

Third Party Claim and to retain counsel to act on its behalf at its sole cost and expense. The Indemnified Party shall not settle a claim or demand for which it seeks or may seek to be indemnified by any Indemnifying Party without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed. If the Indemnifying Party, having elected to assume control of such defense, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume control of such defense, subject to the right of the Indemnifying Party at any time to re-assume control of the defense, and the amount of any such Third Party Claim (so long as it is a claim or demand in respect of which indemnification is available hereunder) or, if the same be contested by the Indemnified Party, then that portion thereof as to which such defense is unsuccessful (and the reasonable costs and expenses pertaining to such defense) shall be the liability of the Indemnifying Party hereunder. The Indemnifying Party shall not settle any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), unless such settlement includes an unconditional release of the Indemnified Party.

     12.6 COOPERATION

          The Indemnified Party and the Indemnifying Party shall cooperate fully with each other with respect to Third Party Claims and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available). The Indemnified Party will give the Indemnifying Party and its counsel prompt and reasonable access to the Indemnified Party's premises and relevant business records and other documents and all employees, counsel, accountants and other agents and representatives of the Indemnified Party necessary for the defense of the Third Party Claim. The Indemnified Party shall use its reasonable best efforts in the defense of all such claims.

     12.7 INDEMNIFICATION THRESHOLD

          No Claim shall be made pursuant to Sections 12.1(a) or 12.2(a) until the aggregate Losses suffered or incurred by the Indemnified Party in respect of all matters which could be the subject of such a Claim exceed $50,000, at which time the Indemnified Party may make Claims in respect of all Losses, including for greater certainty, the first $50,000 thereof.

     12.8 COMPUTATION OF LOSSES.

          Any amount payable pursuant to this Article 12 shall be decreased to the extent (i) the Indemnified Party recognizes a Tax Benefit as a result of a Loss (the Indemnified Party shall be deemed to recognize a tax benefit ("Tax Benefit") with respect to a taxable year if, and to the extent that, the Indemnified Party's cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the Losses from all taxable years, exceeds the Indemnified Party's actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the Losses for all taxable years (to the extend permitted by the relevant tax law and treating such Tax items as the last items claimed for any taxable year), (ii) of any insurance proceeds or contribution payments or other similar source of compensation received by the Indemnified Party or its Affiliates in respect of any Losses, (iii) of any indemnification proceeds received by the Indemnified Party or its Affiliates from an unrelated party in respect of any Losses, or (iv) that such Losses have been addressed in the Working Capital Adjustment (it being understood that the party receiving the Working Capital Adjustment shall be deemed fully compensated for any Losses which are reflected in the Working Capital Adjustment whether resulting in a reduction in the Purchase Price or not). If any Indemnified Party is entitled to receive or receives any of the benefits specified in the prior sentence after an indemnification payment of the Indemnifiable Damages is made, the Indemnified Party shall notify the Indemnifying Party of such fact and promptly repay to the Indemnifying Party such amount of the indemnification payment as would not have been paid had such benefit reduced the original indemnification payment.

     12.9 EXCLUSIVITY AND LIMITATIONS ON LIABILITY

          The provisions of this Article 12 shall apply to any Claim for breach of any covenant, representation, warranty or other provision of this Agreement or any Ancillary Agreement or certificate delivered pursuant hereto (other than a claim for specific performance or injunctive relief) and/or for any of the other indemnifiable matters set forth in Sections 12.1 and 12.2, with the intent that all such Claims shall be subject to the limitations and other provisions contained in this Article 12. Absent fraud or wilful misconduct, the aggregate liability of any Vendor and Flex USA under this Agreement or any Ancillary Agreement or certificate delivered pursuant hereto shall not exceed $9,450,000. Absent fraud or wilful misconduct, the aggregate liability of the Purchasers and AMIS Parentco under this Agreement or any Ancillary Agreement, certificate or other document delivered pursuant hereto shall not exceed $9,450,000.

                                   ARTICLE 13
                                  MISCELLANEOUS

     13.1 DISPUTE RESOLUTION; WAIVER OF JURY TRIAL

     (a) Except as otherwise provided in this Agreement, the following binding dispute resolution procedures shall be the exclusive means used by the parties to resolve all disputes, differences, controversies and claims arising out of or relating to this Agreement the Ancillary Agreements to be executed in connection with this Agreement or the transactions contemplated by this Agreement and such Ancillary Agreements (collectively, "DISPUTES"). Any party may, by written notice to the other party, refer any Disputes for resolution in the manner set forth below in this Section 13.1. Affiliates of each of the parties are also intended beneficiaries of and may enforce this dispute resolution procedure.

     (b) Any Disputes shall be referred to arbitration under the Comprehensive Arbitration Rules & Procedures of JAMS (the "ARBITRATION ADMINISTRATOR"), as such rules shall be in effect on the Closing Date, except to the extent that such rules are inconsistent with this Section 13.1, in which case this Section shall govern.

     (c) The parties to a Dispute shall agree on a single arbitrator (the "ARBITRATOR"). The Arbitrator shall be selected by the parties from a roster of arbitrators provided by the Arbitration Administrator. If the parties cannot agree on an Arbitrator within seven (7) days of delivery of the demand for arbitration ("DEMAND") (or such other time period as the parties may agree), the Arbitration Administrator shall deliver a roster of ten names to the parties. Within seven (7) calendar days of service upon the parties of the list of names, each party may strike three (3) names and shall rank the remaining seven
          (7) arbitrator candidates in order of preference, from least to most preferred. The Arbitration Administrator will then appoint the remaining candidate with the highest composite ranking as the Arbitrator, or, in the event of a tie, the Arbitration Administrator will select an Arbitrator from among the tied candidates.

     (d) Unless otherwise mutually agreed to by the parties to a Dispute, the place of arbitration shall be Chicago, Illinois.

     (e) The Federal Arbitration Act shall govern the arbitrability of all Disputes, and the Rules of the Arbitration Administrator shall, to the extent not inconsistent with this Agreement, govern the conduct of the arbitration. To the extent that the Federal Arbitration Act and Rules do not provide an applicable procedure, California law shall govern the procedures for arbitration and enforcement of an award, and then only to the extent not inconsistent with the terms of this Section
          13.1. Disputes between the parties shall be subject to arbitration notwithstanding that a party to this Agreement is also a party to a pending court action or special proceeding with a third party, arising out of the same transaction or series of related transactions and there is a possibility of conflicting rulings on a common issue of law or fact.

     (f) Unless otherwise mutually agreed to by the parties to a Dispute, each party shall allow and participate in discovery as follows:

          (i) Expert Disclosure. If scientific, technical, or other specialized knowledge will assist the arbitrator, each party may select a single witness who is retained or specially employed to provide such expert testimony. In addition, each party may select an additional retained or specially employed expert witness to testify with respect to damages issues, if any. Expert discovery shall consist of the following: (1) the parties shall exchange complete reports on all information to be provided by the expert(s) at the hearing no later than thirty (30) days before the first day of the hearing; (2) the parties shall depose the other party's experts, (3) the parties shall produce complete rebuttal reports, if any, no later than ten

               (10) days before the first day of the hearing; and (4) the parties shall be required to produce any and all documents reviewed by their expert(s) in performing work relating to the arbitration.

          (ii) Additional Discovery. The Arbitrator may, on application by either party, authorize additional discovery. In the event that remote witnesses might otherwise be unable to attend the arbitration, arrangements shall be made to allow their live testimony by video conference during the arbitration hearing.

     (g) The Arbitrator shall render an award within six (6) months after the date of appointment, and a condition of the arbitrator's appointment shall be commitment to comply with this six (6) month period. This period may be extended by mutual agreement of the parties. The award shall be accompanied by a written opinion setting forth the findings of fact, conclusions of law and reasoning relied upon by the arbitrator in reaching his or her decision. The arbitrator shall be bound by the provisions of this Agreement with respect to the type of Losses that are recoverable hereunder. The award (subject to clarification or correction by the arbitrator as allowed by statute and/or the applicable Rules of the Arbitration Administrator) shall be final and binding upon the parties, subject solely to the review procedures provided in this Section 13.1.

     (h) Either party to a Dispute may seek review of the award pursuant to the following procedure. Either party may seek arbitral review of the award pursuant to the JAMS Optional Arbitration Appeal Procedure then in force. Arbitral review may be had as to any element of the award as allowed by such Procedures.

     (i) The arbitration provisions of this Agreement are to be performed in Chicago, Illinois . Any judicial proceeding arising out of or relating to this Agreement or the relationship of the parties, including without limitation any proceeding to enforce this Section 13.1, to review or confirm the award in arbitration shall be brought exclusively in a court of competent jurisdiction in Chicago, Illinois (the "ENFORCING COURT"). Any judgment of the Enforcing Court may be enforced by any sister court of competent jurisdiction. By execution and delivery of this Agreement, each party (i) accepts, generally and unconditionally, the exclusive jurisdiction of the Enforcing Court and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, their relationship, or any arbitration relating thereto, (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum, and (iii) waives personal service of process and consents to service of process upon it by certified or registered mail, return receipt requested, at its address specified or determined in accordance with Section 13.2 hereof, and service so made shall be deemed completed on the third business day after such service is deposited in the mail. Subject to Article 12, the fees and expenses of the Arbitrator and Arbitration Administrator shall be borne equally by the parties if and to the extent that the arbitration panel determines that such result would be fair and equitable under the circumstances.

     (j) The parties agree that conduct and detailed content of any arbitration pursuant to this Section 13.1 shall be kept confidential and no party shall disclose to any person such information, except (i) to the extent that the party has a good faith commercial reason for disclosing such information to a third party who has agreed to keep such information confidential, and (ii) as may be required by law or by any governmental authority or for financial reporting purposes in each party's financial statements. Nothing in this subsection shall prevent a party from disclosing the existence and high level nature of the dispute and the fact that it is being arbitrated.

     (k) Notwithstanding anything contained in this Section 13.1 to the contrary, in the event of any Dispute, prior to referring such Dispute to arbitration pursuant to Section 13.1(b) hereof, the parties to a Dispute shall attempt in good faith to resolve any and all controversies or claims relating to such Disputes promptly by negotiation commencing within ten (10) calendar days of the written notice of such Disputes by either party. The representatives of the parties shall meet at a mutually acceptable time and place and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the Dispute for a period of four (4) weeks. In the event that the parties are unable to resolve such Dispute pursuant to this Section 13.1(k), the provisions of Section 13.1(a) through (j) hereof, inclusive, as well as Section 13.1(l) shall apply.

     (l) IN THE EVENT OF ANY DISPUTE BETWEEN THE PARTIES, WHETHER IT RESULTS IN PROCEEDINGS IN ANY COURT IN ANY JURISDICTION OR IN ARBITRATION, THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY, AND HAVING HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL, WAIVE ALL RIGHTS TO TRIAL BY JURY, AND AGREE THAT ANY AND ALL MATTERS SHALL BE DECIDED BY A JUDGE OR ARBITRATOR WITHOUT A JURY TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW.

     13.2 NOTICES

     (a) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by facsimile or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

          (i)  if to a Purchaser or AMIS Parentco:

               AMIS Holdings Inc.
               2300 Buckskin Road
               Pocatello, Idaho
               U.S.A. 83201

               Attention: Darlene Gerry, Senior Vice President and
                          General Counsel
               Facsimile No.: (208) 234-6035

               With a copy to:

               AMIS Holdings Inc.
               2300 Buckskin Road
               Pocatello, Idaho
               U.S.A. 83201

               Attention: David Henry, Senior Vice President and CFO Facsimile No.: (208) 234-6841

          (ii) if to any Vendor or Flex USA:

               Flextronics International USA Inc.
               2090 Fortune Drive
               San Jose, CA 95131
               Attention: Chief Financial Officer
               Facsimile  No.: (408) 428-0859

               With a copy to:

               Flextronics International Ltd.
               2090 Fortune Drive
               San Jose, CA 95131
               Attention: General Counsel
               Facsimile No.: (408) 428-0859

     (b) Any such notice or other communication shall be deemed to have been given and received on the day on which it was personally delivered or transmitted by telecopier, receipt confirmed (or, if such day is not a Business Day, on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing or, if couriered overnight, on the next following Business Day; provided, however, that, if at the time of mailing or within three Business Days thereafter there is or occurs a labor dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of telecopier as aforesaid.

     (c) Either party may change its address for service at any time by giving notice to the other party in accordance with this Section 13.2.

     13.3 CONSTRUCTION

          The parties hereto acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement and that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party, including the rule or doctrine of contra proferentum, shall not be applicable in the interpretation of this Agreement.

     13.4 PUBLIC ANNOUNCEMENT

          The parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereby and, except as required by any applicable law or regulatory requirement, neither of them shall issue any such press release or make any such public announcement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.

     13.5 EXPENSES

          Except as otherwise provided herein, each party shall be responsible for the expenses (including fees and expenses of legal advisors, accountants and other professional advisors) incurred by it and its Affiliates, respectively, in connection with the negotiation and settlement of this Agreement, the completion of the transactions contemplated hereby, and the post-Closing transition of the Purchased Business and the Transferred Employees to the Purchasers. Each Vendor and Flex USA will reasonably cooperate with the Purchasers with respect to the transition of the Purchased Business to the Purchasers.

     13.6 SUCCESSORS AND ASSIGNS

          This Agreement shall enure to the benefit of and shall be binding on and enforceable by the parties and their respective successors and permitted assigns. No party may assign any of its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed.

     13.7 INTELLECTUAL PROPERTY LICENSE

     (A) Each of the Vendors and Flex USA on behalf itself and its Affiliates (each a "Grantor"), hereby grants to each Purchaser and AMIS Parentco and each of its and their Affiliates a nonexclusive worldwide, royalty-free, irrevocable license under any patents of the Grantor, including any registrations, applications for registration, reissues, extensions, renewals, divisions, continuations, continuations-in-part relating thereto to make (including the right to use any apparatus and practice any method in making), use, import, offer for sale, lease, license, sell and/or otherwise transfer Vendor Products and any derivatives or follow-ons thereto and to have Vendor Products and any derivatives or follow-ons thereto made by another manufacturer for the use, importation, offer for sale, lease, sale and/or other transfer.

     (B) Each "Grantor" hereby grants to each Purchaser and AMIS Parentco and each of its and their Affiliates a nonexclusive worldwide, royalty-free, irrevocable license under any other Intellectual Property (excluding Intellectual Property used solely in any Excluded Assets, third party Intellectual Property that Vendors and Flex USA have no right to sublicense, trade-marks, service marks, designs, logos, indicia, distinguishing guises, trade dress, trade names, business names, internet domain names, any other source or business identifiers and fictitious characters) of the Grantor that was used in the Purchased Business prior to the Closing Date to use, perform, execute, copy, make derivative works of such Intellectual Property, solely for internal use purposes.

     (C) The license rights granted in this Section 13.7 will be transferable by Purchaser to an acquirer of any part of the Purchased Business and/or the Purchased Assets, provided that (i) Purchaser may transfer rights only with respect to that Intellectual Property that is used in or associated with the part of the Purchased Business or Purchased Assets so transferred and (ii) Purchaser may retain all or any part of the license rights after such transfer.

     13.8 COUNTERPARTS

          This Agreement may be executed and delivered (including by facsimile or e-mail transmission) in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF this Agreement has been executed by the parties.

                                        AMI SEMICONDUCTOR, INC.


                                        by /s/ David A. Henry
                                           -------------------------------------
                                        Name: David A. Henry
                                        Title: Senior VP & CFO


                                        AMI SEMICONDUCTOR ISRAEL LTD.


                                        by /s/ David A. Henry
                                           -------------------------------------
                                        Name: David A. Henry
                                        Title: Director


                                        EMMA MIXED SIGNAL C.V.


                                        by /s/ David A. Henry
                                           -------------------------------------
                                        Name: David A. Henry
                                        Title: Senior VP & CFO, AMI
                                               Semiconductor, Inc.


                                        AMIS HOLDINGS, INC.


                                        by /s/ David A. Henry
                                           -------------------------------------
                                        Name: David A. Henry
                                        Title: Senior VP & CFO


                                        FLEXTRONICS SEMICONDUCTOR, INC.


                                        by /s/ Duncan Robertson
                                           -------------------------------------
                                        Name: Duncan Robertson
                                        Title: VP Finance

                                        FLEXTRONICS INTERNATIONAL USA, INC.


                                        by /s/ Thomas J. Smach
                                           -------------------------------------
                                        Name: Thomas J. Smach
                                        Title: CFO


                                        FLEXTRONICS SEMICONDUCTOR LTD.


                                        by /s/ Elli Yaniv
                                           -------------------------------------
                                        Name: Elli Yaniv
                                        Title:
                                               ------------------------------


                                        FLEXTRONICS SEMICONDUCTOR LTD. (UK)


                                        by /s/ Elli Yaniv
                                           -------------------------------------
                                        Name: Elli Yaniv
                                        Title:
                                               ------------------------------


                                        KMOS SEMICONDUCTOR, INC.


                                        by /s/ Thomas J. Smach
                                           -------------------------------------
                                        Name: Thomas J. Smach
                                        Title: CFO

                                        PERIPHERAL IMAGING CORPORATION


                                        by /s/ Thomas J. Smach
                                           -------------------------------------
                                        Name: Thomas J. Smach
                                        Title: CFO


                                        FLEXTRONICS SEMICONDUCTOR DESIGN, INC.


                                        by /s/ Thomas J. Smach
                                           -------------------------------------
                                        Name: Thomas J. Smach
                                        Title: CFO